(Logo of BankAmerica appears here)


$5,000,000,000

Medium-Term Notes, Series H
BankAmerica Corporation may offer to sell its unsecured Medium-Term Notes, Series H from time to time. Specific terms of the notes are set prior to the time of each sale and described in a separate pricing supplement. Terms include:


o Priority: senior or subordinated.                 o Indexed Notes: payments of principal
o Maturity: nine months or more after                   or interest are linked to the price
    issuance.                                           or performance of one or more
o Interest Rate: fixed, floating,                       securities, currencies, goods or
    original issue discount or amortizing.              other indices.
o Base Floating Rates include:                      o Redemption and Repayment: subject to
     CD rate                                            redemption by us or repaid at the
     Commercial paper rate                              holder's option.
     LIBOR                                          o Minimum Denominations: at least $1,000.
     Federal Funds rate
     Prime rate
     Treasury rate
     CMT rate
     Eleventh District Cost of Funds rate

You should read this prospectus supplement, the attached prospectus and the related pricing supplement carefully before you invest. You should also carefully read the "Risk Factors" section which begins on page S-3 for a discussion of certain risks related to the notes.

We may offer the notes:
o Through agents who solicit offers to purchase the notes and receive a commission ranging from 0.125% to 0.750% of the principal amount of the notes offered.
o Through agents who purchase the notes as principal and act as underwriters or dealers and receive a negotiated commission.
o Directly to investors.

The notes are not listed on any securities exchange.
--------------------------------------------------------------------------------
The notes are not savings accounts, deposits or other obligations of a bank.
The notes are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission nor the Commissioner of Insurance of the State of North Carolina has approved or disapproved of these notes or passed upon the accuracy or adequacy of the disclosures in the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
Our affiliates, including NationsBanc Montgomery Securities LLC, may use this prospectus supplement, the attached prospectus and the related pricing supplement to make offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by our affiliates are made at prices related to market prices at the time of sale.


NationsBanc Montgomery Securities LLC
        Bear, Stearns & Co. Inc.
               Lehman Brothers
                     Merrill Lynch & Co.
                        Salomon Smith Barney
                                ---------------
             Prospectus Supplement to Prospectus dated May 21, 1998
                               November 16, 1998.

                               TABLE OF CONTENTS



                                                  Page                                                                  Page
              Prospectus Supplement              -----                                  Prospectus                     -----
    Additional Information .....................  S-2                   Incorporation of Certain Documents by
    About this Prospectus Supplement and the                               Reference .................................   2
       Pricing Supplements .....................  S-3                   Available Information ........................   2
    Risk Factors ...............................  S-3                   NationsBank Corporation ......................   3
       Risks of Indexed Notes ..................  S-3                      General ...................................   3
       Currency Risks ..........................  S-4                      Operations ................................   3
    BankAmerica Corporation ....................  S-5                      Government Supervision and Regulation .....   4
       General .................................  S-5                        General .................................   4
       Business Segment Operations .............  S-5                        Capital and Operational Requirements ....   5
       Acquisitions and Sales ..................  S-6                        Distributions ...........................   6
       Outstanding Debt ........................  S-6                        Source of Strength ......................   6
    Description of Notes .......................  S-6                   Use of Proceeds ..............................   6
       General .................................  S-7                   Ratios of Earnings to Fixed Charges ..........   7
       Book-Entry System .......................  S-7                   Plan of Distribution .........................   7
       Paying Agent, Security Registrar, Transfer                       Description of Debt Securities ...............   9
         Agent and Calculation Agent ...........  S-7                      General ...................................   9
       Payment of Principal and Interest .......  S-7                      Conversion ................................  11
       Interest and Interest Rates .............  S-7                      Exchange, Registration and Transfer .......  11
         General ...............................  S-7                      Payment and Paying Agents .................  11
         Fixed Rate Notes ......................  S-8                      Subordination .............................  12
         Original Issue Discount Notes .........  S-8                      Sale or Issuance of Capital Stock of Banks   13
         Amortizing Notes ......................  S-8                      Waiver of Covenants .......................  13
         Floating Rate Notes ...................  S-8                      Modification of the Indentures ............  13
           Change of Interest Rate .............  S-8                      Meetings and Action by Securityholders ....  14
           Date Interest Rate is Determined ....  S-9                      Defaults and Rights of Acceleration .......  14
           Payment of Interest .................  S-9                      Collection of Indebtedness, etc. ..........  14
           CD Rate Notes ....................... S-10                      Notices ...................................  15
           Commercial Paper Rate Notes ......... S-10                      Concerning the Trustees ...................  15
           LIBOR Notes ......................... S-11                   Description of Warrants ......................  15
           Federal Funds Rate Notes ............ S-11                      General ...................................  16
           Prime Rate Notes .................... S-12                      Modifications .............................  16
           Treasury Rate Notes ................. S-12                      Enforceability of Rights of Warrantholders;
           CMT Rate Notes ...................... S-13                        Governing Law ...........................  17
           Eleventh District Cost of Funds Rate                            Unsecured Obligations of the Corporation ..  17
  Notes ........................................ S-14                   Description of Units .........................  17
       Indexed Notes ........................... S-14                   Registration and Settlement ..................  17
       Renewable Notes ......................... S-15                      DTC .......................................  17
       Extendible Notes ........................ S-15                      Cedel Bank and Euroclear ..................  19
       Warrants and Units ...................... S-16                   Legal Opinions ...............................  21
       Redemption .............................. S-16                   Experts ......................................  21
       Repayment ............................... S-16
       Repurchase .............................. S-16
    United States Taxation ..................... S-16
       United States Holders ................... S-17
       Non-United States Holders ............... S-21
       Backup Withholding and Information
         Reporting ............................. S-22
       State and Local Taxation ................ S-23
    Plan of Distribution ....................... S-24
       General ................................. S-24
       Distribution through Agents ............. S-24
       Distribution through Underwriters ....... S-24
       Direct Sales ............................ S-24
       General Information ..................... S-24
    Glossary ................................... S-26



                             ADDITIONAL INFORMATION

     Our mailing address and telephone number are:

                            BankAmerica Corporation
                            100 North Tryon Street
                            Charlotte, North Carolina 28255
                            (704) 386-5000

     If you want to call the Securities and Exchange Commission directly, you may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

         ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

     We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our notes from time to time.

     This prospectus supplement provides you with certain terms of the notes and supplements the description of the Debt Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will supersede that information in the prospectus.

     Each time we issue notes, we will prepare a pricing supplement which will contain additional terms of the offering and the specific description of the notes being offered. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a note. A pricing supplement can be quite detailed and always should be read carefully. The flexibility available to us to set or negotiate individualized terms for notes means that there will be transactions, particularly with Indexed Notes, that are quite complex. Often the terms of the notes differ from the terms described in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will supersede the information in this prospectus supplement.

                                ---------------
                                  RISK FACTORS

Risks of Indexed Notes

     The trading price of Indexed Notes may vary considerably prior to the maturity date due to, among other things, fluctuations in the level of the indexed item, interest rate levels, and other events that cannot be predicted and that are beyond our control. If you are considering purchasing Indexed Notes, you should carefully consider with your advisors the suitability of an investment in the notes prior to making an investment decision and those additional risks not normally associated with conventional debt securities:

     Principal Amount. If the principal amount of an Indexed Note is indexed, then the principal amount that you will receive on the maturity date may be greater than, equal to, or less than the original purchase price of the Indexed Note. Some Indexed Notes may be "principal protected", which means that the principal amount at maturity can only be greater than or equal to the original purchase price of the Indexed Note. On the other hand, some Indexed Notes may not be "principal protected", so the principal amount payable at maturity may be less than the original purchase price of the Indexed Note, and it may be possible that no principal will be paid at all.

     Interest Payments. Indexed Notes with an indexed principal amount may not pay any interest at all, or may pay interest at either a fixed rate or a floating rate that is less than what you would have received had you purchased a conventional debt security at the same time with the same maturity date. In these cases, the extent to which an Indexed Note provides you with a yield that is better or worse than that offered by a more conventional debt security will depend on the principal amount that is paid to you on the maturity date. If the interest rate of an Indexed Note is indexed (whether or not the principal amount is indexed), then you may receive interest payments that are less than what you would have received if you had purchased a conventional debt security at the same time with the same maturity date.

     Leverage. Certain Indexed Notes that we will offer may result in interest and principal payments that increase or decrease at a rate greater than the rate of a favorable or unfavorable movement in the indexed item. For example, the formula for the Indexed Notes described in the pricing supplement could provide that a 10% decline in the level of a referenced stock index may result in a 20% reduction in the principal amount that you receive at maturity.

     Factors Affecting the Trading Value of the Notes. The market value of Indexed Notes will be affected by the level of the indexed item, the level of interest rates, and by a number of other factors. Some of these factors will be interrelated in complex ways; as a result, it is important to understand that the effect of any one factor may be offset or magnified by the effect of another factor. Other factors that can affect the market value of Indexed Notes include the volatility of the indexed item, the time to maturity of the Indexed Notes, and the dividend rates and yields of any common stocks that constitute the indexed item or a component of the indexed item. The market value of Indexed Notes, just like the market value of conventional debt securities, may be affected by real or anticipated changes in our credit ratings.

     Level of the Indexed Item. The level of the applicable indexed item will depend on a number of interrelated factors over which we have no control, including economic, financial, and political events. The historical experience of the applicable indexed item should not be taken as an indication of future performance of that indexed item during the term of the Indexed Notes.

     Hedging Activities by the Corporation. At any time, we or our affiliates may engage in hedging activity related to the Indexed Notes or the indexed item which may in turn, increase or decrease the value of the Indexed Notes. In addition, we or any of our affiliates may acquire a long or short position in the Indexed Notes from time to time. All or a portion of these positions may be liquidated at or about the time of the maturity date of the Indexed Notes. The aggregate amount and the composition of such positions are likely to vary over time. Although we have no reason to believe that any such activity will have a material impact on the level of the indexed item, there can be no assurance that our activities or our affiliates' activities will not affect such price.

     Possible Illiquidity of the Secondary Market. Whether or not the Indexed Notes are listed on any exchange, we cannot predict how the Indexed Notes will trade in the secondary market or whether the secondary market for the Indexed Notes will be liquid or illiquid. Although the agents intend under ordinary market conditions to indicate prices for the Indexed Notes on request, we cannot predict whether bids will be made in the future or the price at which such bids would be made.

     State Law Limits on Interest Paid. New York State laws govern the Indentures and obligations such as the Indexed Notes. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, including debt securities like the Indexed Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to voluntarily claim the benefits of any laws concerning usurious rates of interest.

     Tax Consequences. You should consider the tax consequences of investing in Indexed Notes. Unless otherwise stated in the pricing supplement, you should assume that there is no statutory, judicial or administrative authority that directly addresses the characterization of the Indexed Notes or similar instruments for United States federal or other income tax purposes. As a result, significant aspects of the income tax consequences of an investment in Indexed Notes will not be certain. We will not request a ruling from the Internal Revenue Service (the "IRS") for any of the Notes and we cannot assure you that the IRS will agree with our conclusions in this prospectus supplement or in the pricing supplement.


Currency Risks

     An investment in notes that are denominated in, or paid based upon, a currency (the "Specified Currency") other than the currency (including a composite currency) in which you conduct your business (the "Home Currency") involves additional risks, due to, among other things, changes in exchange rates and the imposition of governmental exchange controls, and other events that cannot be predicted and are beyond our control. This prospectus supplement does not describe all the risks of an investment in notes denominated in, or paid based upon, a currency (including a composite currency) other than your Home Currency. If you are considering purchasing these types of notes, you should consider with your advisors the suitability of an investment in the notes prior to making an investment decision.

     Exchange Rates. The exchange rates for certain currencies have been, and may continue to be, highly volatile. The depreciation of the Specified Currency in which a note is payable against your Home Currency would result in a decrease in the effective yield of the note below the stated rate of interest and could result in a loss to you in your Home Currency of all or a portion of the principal of the note.

     Government Exchange Controls. From time to time, governments impose exchange controls that influence exchange rates and could limit the availability of the Specified Currency on an interest payment date or the maturity date of a note. It is possible that government exchange controls could restrict or prohibit our payment of principal or interest in the required currency. Even absent these exchange controls, it is possible that the Specified Currency will not be available to us to make payment of interest and principal when required.


                            BANKAMERICA CORPORATION

General

     BankAmerica Corporation (the "Corporation") is the successor issuer to NationsBank Corporation ("NationsBank"). On September 25, 1998, NationsBank was reincorporated from North Carolina to Delaware. On September 30, 1998, BankAmerica Corporation, a Delaware corporation, was merged with and into NationsBank, with NationsBank as the surviving corporation in the Merger. Upon completion of the merger, NationsBank changed its name to "BankAmerica Corporation." After the merger, we announced that we will operate under the "Bank of America" name.

     The Corporation is a multi-bank holding company registered under the Bank Holding Company Act of 1956. Our principal assets are the shares of stock of our subsidiaries. Through our banking subsidiaries and our nonbanking subsidiaries, we provide a diverse range of banking and nonbanking financial services and products, primarily throughout the Mid-Atlantic (Maryland, Virginia and the District of Columbia), Midwest (Illinois, Iowa, Kansas and Missouri), Southeast (Florida, Georgia, North Carolina, South Carolina and Tennessee), Southwest (Arizona, Arkansas, New Mexico, Oklahoma and Texas), Northwest (Alaska, Oregon and Washington) and West (California, Idaho and Nevada) regions of the U.S. and in selected international markets.

     The Corporation and its subsidiaries are subject to supervision by various U.S. federal and state banking and other regulatory authorities.


Business Segment Operations

     The Corporation provides financial services and products through its subsidiaries and reports its results through four business segments: (1) Consumer Banking, (2) Commercial Banking, (3) Global Corporate and Investment Banking, and (4) Wealth Management and Principal Investing.

     Our Consumer Banking segment provides comprehensive retail banking services to individuals and small businesses through multiple delivery channels, including approximately 4,800 banking centers and 14,000 automated teller machines. These banking centers and automated teller machines are located throughout our franchise and serve 30 million households in 22 states and the District of Columbia. This segment also provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via telephone and personal computer, student lending and certain insurance services. The consumer finance component provides personal, mortgage, home equity and automobile loans to consumers, retail finance programs to dealers and lease financing to purchasers of new and used cars.

     Our Commercial Banking segment provides a wide range of commercial banking services for businesses with annual revenues of up to $500 million. Services provided include commercial lending, treasury and cash management services, asset-backed lending, leasing and factoring. Also included in this segment are our commercial finance operations which provide activities such as equipment loans and leases, loans for debt restructuring, mergers and working capital, real estate and health care financing and inventory financing to manufacturers, distributors and dealers.

     Our Global Corporate and Investment Banking segment provides a wide range of financial and investment banking products such as capital-raising, trade finance, treasury management, investment banking, capital markets and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 37 countries in four distinct regions: U.S. and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, cash management, foreign exchange, leasing, leveraged finance, project finance, real estate, risk management, senior bank debt, structured finance, and trade services. Through a separate subsidiary, NationsBanc Montgomery Securities LLC, Global Corporate and Investment Banking is a primary dealer of U.S. Government Securities, underwrites and trades municipal bonds, and underwrites, distributes and makes markets in high-grade and high-yield debt securities and equity securities. Asset-backed securitization, commercial paper distributions, debt and equity securities research, loan syndications, mergers and acquisitions consulting and private placements are also provided through NationsBanc Montgomery Securities LLC. Additionally, our Global Corporate and Investment Banking segment is a market maker in derivative products, including swap agreements, option contracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity markets. In support of these activities, Global Corporate and Investment Banking takes positions in securities to support client demands and trades for its own account and for the accounts of its affiliates.

     Our Wealth Management and Principal Investing segment includes the Private Bank which provides asset management, banking and trust services for high net worth clients both in the U.S. and internationally. The Wealth Management arm of this segment provides full service and discount brokerage, investment advisory and investment management, as well as advisory services for our own family of mutual funds. The Principal Investing area includes direct equity investments in businesses and investments in general partnership funds.


Acquisitions and Sales

     As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for bank holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of suitable financial institutions and other businesses. We also regularly consider the potential sale of certain of our assets, branches, subsidiaries or lines of business. As a general rule, we publicly announce any material acquisitions or sales when a definitive agreement has been reached.


Outstanding Debt

     At September 30, 1998, and after the completion of our merger with BankAmerica Corporation, we had the following debt outstanding (in millions):


  Senior debt
  BankAmerica Corporation ......................  $18,381
  Subsidiaries .................................   12,180
                                                  -------
  Total senior debt ............................   30,561
                                                  -------
  Subordinated debt
  BankAmerica Corporation ......................   15,860
  Subsidiaries .................................      642
                                                  -------
  Total subordinated debt ......................   16,502
                                                  -------
  Total long-term debt .........................  $47,063
                                                  =======
  Guaranteed Preferred Beneficial Interests in
  Corporation's Junior Subordinated Notes ......  $ 4,918

     As of September 30, 1998, we had $3.8 billion of commercial paper and other short-term notes payable outstanding. To support our commercial paper program, we have commercial paper backup lines of credit totaling $1.2 billion of which $671 million expires in October 1999 and $479 million expires in October 2002. In addition, we have a $1.56 billion line of credit which expires in May 2001. At September 30, 1998 there were no amounts outstanding under these credit facilities.


                              DESCRIPTION OF NOTES

     The following summary of certain terms of the notes is not complete. For additional terms of the notes, you should also read the Indentures under which the notes will be issued, which are exhibits to our shelf registration statement (SEC Reg. No. 333-51367). The definitions of certain capitalized terms used in this prospectus supplement are provided in the Glossary beginning on page S-26. Other capitalized terms which are not defined in this prospectus supplement are defined in the attached prospectus.


General

     The notes are direct, unsecured obligations of the Corporation. The total initial public offering price of Senior and Subordinated Medium-Term Notes, Series H, that may be offered using this prospectus supplement is $5,000,000,000.

     Senior Notes are "Senior Debt Securities", as described in the attached prospectus and rank equally with all unsecured senior debt of the Corporation. Subordinated Notes are "Subordinated Debt Securities", as described in the attached prospectus, and are junior in right of payment to all Senior Indebtedness.

     Holders of Subordinated Notes may not accelerate a principal payment if we default in the payment of the notes or in the performance of any covenant included in the Subordinated Indenture. Principal payments under a Subordinated Note may be accelerated only in the event of our bankruptcy.

     The Indentures do not limit the amount of our notes or other debt obligations.

     The notes are not subject to any sinking fund.


Book-Entry System

     The notes will be issued in book-entry form only. This means that we will not issue actual notes or certificates to each holder. Instead, the notes will be in the form of a Global Note held in the name of The Depository Trust Company ("DTC"). In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or individual account with such an institution.

     Notes will not be issued in certificated form unless:

   o DTC notifies us that it is unwilling or unable to continue as depository or it otherwise ceases to be a qualified clearing agency and we do not appoint a successor depository; or

   o we make a decision to permit notes to be issued in certificated form and notify the Trustee of that decision.

     No service charge will be made for any registration of transfer or exchange of notes issued in certificated form, but we may require payment of a sum sufficient to cover any related tax or other governmental charge.


Paying Agent, Security Registrar, Transfer Agent and Calculation Agent

     Until the notes are paid, we will maintain a Paying Agent, Security Registrar, Transfer Agent and Calculation Agent for the notes. Initially, The Bank of New York ("BNY") will serve in each of these capacities.


Payment of Principal and Interest

     Principal of, premium, if any, and interest on notes in book-entry form are paid in accordance with the arrangements then in place between the Paying Agent and DTC or its nominee, as holder. Interest on notes in certificated form generally are paid by check mailed to the holders of the notes on the applicable record date at the address appearing in our records. Principal, premium, if any, and interest payable at the maturity date of a note in certificated form are paid by wire transfer of immediately available funds upon surrender of the note at the corporate trust office of the applicable Trustee or Paying Agent.


Interest and Interest Rates

     General

     Each note will begin to accrue interest on its issue date. The related pricing supplement will specify each note as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread or Spread Multiplier. For an Indexed Note, the related pricing supplement also will describe the method for the calculation and payment of principal and interest. The pricing supplement for a Floating Rate or Indexed Note may also specify a maximum and a minimum interest rate.


     Fixed Rate Notes

     The pricing supplement for Fixed Rate Notes will describe a fixed interest rate payable semi-annually in arrears. Interest on Fixed Rate Notes is computed on the basis of a 360-day year of twelve 30-day months. If the maturity date of any note or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from and after the maturity date or Interest Payment Date.


     Original Issue Discount Notes

     We may issue original issue discount notes (including zero coupon notes) ("OID Notes") which are notes issued at a discount from the principal amount payable at the maturity date. There may not be any periodic interest payments on OID Notes. For these notes, interest normally accrues during the life of the note and is paid at the maturity date or upon earlier redemption. Upon an acceleration of the maturity of an OID Note, the amount payable is determined in accordance with the terms of the note as described in the related pricing supplement; that amount normally is less than the amount payable at the maturity date.


     Amortizing Notes

     We may issue amortizing notes, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each note ("Amortizing Notes"). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related pricing supplement for an Amortizing Note will include a table setting forth repayment information.


     Floating Rate Notes

     Each Floating Rate Note will have an interest rate basis or formula. That formula may be based on:

     o the CD Rate;

     o the Commercial Paper Rate;

     o LIBOR;

     o the Federal Funds Rate;

     o the Prime Rate;

     o the Treasury Rate;

     o the CMT Rate;

     o the Eleventh District Cost of Funds Rate; or

     o another negotiated interest rate basis or formula.

     Upon the request of the beneficial holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next Interest Reset Date for that Floating Rate Note.

     Change of Interest Rate. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The Interest Reset Date will be:

     o for notes which reset daily, each Business Day;

     o for notes (other than Treasury Rate Notes) which reset weekly, Wednesday of each week;

     o for Treasury Rate Notes which reset weekly, Tuesday of each week;

     o for notes which reset monthly, the third Wednesday of each month;

   o for notes which reset quarterly, the third Wednesday of March, June, September and December of each year;

   o for notes which reset semi-annually, the third Wednesday of each of the two months of each year indicated in the applicable pricing supplement; and

   o for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

     The related pricing supplement describes the initial interest rate or interest rate formula on each note. That rate is effective until the first Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the subsequent Interest Reset Date. However, no change will be made in the interest rate during the ten days prior to the maturity date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day. However, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

     Date Interest Rate is Determined. The Interest Determination Date for all Indexed Notes and Floating Rate Notes (except Treasury Rate Notes and Eleventh District Cost of Funds Rate Notes) is the second Business Day before the Interest Reset Date.

     The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity are auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

     The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the index.

     Payment of Interest. Interest is paid as follows:

     o for notes with interest payable monthly, on the third Wednesday of each month;

   o for notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

   o for notes with interest payable semi-annually, on the third Wednesday of each of the two months specified in the applicable pricing supplement;

   o for notes with interest payable annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

     o at maturity, redemption or repurchase.

     Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the Interest Payment Date or the maturity date. However, interest payments on Floating Rate Notes which reset daily or weekly will include interest accrued from, and excluding the last Regular Record Date to and including the Regular Record Date for the applicable Interest Payment Date, except that the first interest payment due will include interest from the issue date and the interest payment due on the maturity date will include interest accrued to but excluding the maturity date.

     Interest on a note will be payable beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day and interest will continue to accrue. However, for LIBOR Notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day. If the maturity date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that note will be paid on the next Business Day, and no interest will accrue from and after the maturity date.

     Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).


 CD Rate Notes. The "CD Rate" for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "CDs (Secondary Market)".

     The following procedures will be followed if the CD Rate cannot be determined as described above:

    o If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity described in the pricing supplement as published in Composite Quotations under the heading "Certificates of Deposit".

    o If that rate is not published in Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity described in the pricing supplement. The Calculation Agent will select the three dealers referred to above.

    o If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.


 Commercial Paper Rate Notes. The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Commercial Paper -- Nonfinancial".

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

    o If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement, as published in Composite Quotations under the heading "Commercial Paper".

    o If that rate is not published in Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized securities rating organization. The Calculation Agent will select the three dealers referred to above.

    o If fewer than three dealers selected by the Calculation Agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.



 LIBOR Notes. On each Interest Determination Date, the Calculation Agent will determine LIBOR as follows:

    o If "LIBOR Telerate" is specified in the pricing supplement, LIBOR will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Determination Date, as such rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

    o If "LIBOR Reuters" is described in the pricing supplement, LIBOR will be the average of the offered rates for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Determination Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

 If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters," the LIBOR Rate will be LIBOR Telerate. In addition, if the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

 On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the Calculation Agent will determine LIBOR as follows:

    o LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The Calculation Agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

    o If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in the Principal Financial Center selected by the Calculation Agent at approximately 11:00 A.M. in the Principal Financial Center, on the Interest Determination Date for loans to leading European banks in the LIBOR Currency having the Index Maturity designated in the pricing supplement on the Interest Determination Date and in a principal amount that is representative for a single transaction in that market at that time. The Calculation Agent will select the three banks referred to above.

    o If fewer than three banks selected by the Calculation Agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on the Interest Determination Date.


 Federal Funds Rate Notes. The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Federal Funds (Effective)".

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

    o If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in Composite Quotations under the heading "Federal Funds/Effective Rate".

    o If that rate is not published in Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal funds quoted by three leading brokers of Federal Funds transactions in New York City as of 9:00 A.M., New York City time, on that Interest Determination Date. The Calculation Agent will select the three brokers referred to above.

    o If fewer than three brokers selected by the Calculation Agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.


 Prime Rate Notes. The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan".

     The following procedures will be followed if the Prime Rate cannot be determined as described above:

    o If the rate is not published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US Prime 1" as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

    o If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in the City of New York selected by the Calculation Agent.

    o If fewer than two rates appear on the Reuters screen as US Prime 1, then the Prime Rate will be the average of the Prime Rates furnished in the City of New York by the appropriate number of substitute banks or trust companies (all organized under the United States or any of its states and having total equity capital of at least $500,000,000) selected by the Calculation Agent, on the Interest Determination Date.

    o If the banks selected by the Calculation Agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.


 Treasury Rate Notes. The "Treasury Rate" for any Interest Determination Date is the rate set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related pricing supplement, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "U.S. Government Securities -- Treasury bills -- auction average (investment)".

     The following procedures will be followed if the Treasury Rate cannot be determined as described above:

    o If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury on the Calculation Date.

    o If the results of the most recent auction of Treasury bills having the Index Maturity described in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Calculation Agent will determine the Treasury Rate to be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related pricing supplement. The Calculation Agent will select the three dealers referred to above.

    o If fewer than three dealers selected by the Calculation Agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.


 CMT Rate Notes. The "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Index Maturity described in the related pricing supplement for:

      (i) if the Designated CMT Telerate Page is 7055, such Interest Determination Date; or

      (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, in the related pricing supplement, ended immediately preceding the week in which the related Interest Determination Date occurs.

     The following procedures will be used if the CMT Rate cannot be determined as described above:

    o If the rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Index Maturity, as published in H.15(519).

    o If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Index Maturity for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

    o If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market closing offer side prices, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than the Index Maturity minus one year.

    o If the Calculation Agent cannot obtain three Treasury Note quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in New York City (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least $100,000,000.

    o If three or four but not five Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

    o If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described above, the CMT Rate will remain the CMT Rate then in effect on the Interest Determination Date.


 Eleventh District Cost of Funds Rate Notes. The "Eleventh District Cost of Funds Rate" for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the month preceding the Interest Determination Date as displayed on the Telerate Page 7058 by 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption "Eleventh District."

     The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

    o If the rate is not displayed on the relevant page by 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions, of the Eleventh Federal Home Loan Bank District as announced by the Federal Home Loan Bank of San Francisco for the month preceding the date of announcement.

    o If no announcement was made relating to the month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.


Indexed Notes

     We may issue notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of notes, which we call "Indexed Notes", are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. Dollar versus the Japanese Yen, or the price of a barrel of West Texas intermediate crude oil. The formula for calculating the amount of interest or principal payments, as well as the indexed item that will be used, will be included in the pricing supplement.

     The following are examples of some types of Indexed Notes that we may offer:

   o Notes with a maturity of seven years that pay zero interest, but provide a principal payment at maturity equal to the face amount of the notes plus an additional amount equal to (a) the face amount (or a specified portion of the face amount) multiplied by (b) the percentage that the indexed item has increased during the term of the notes.

   o Notes with a maturity of five years and a face amount equal to the price of the common stock of a publicly traded corporation on the issuance date. You will receive a stated fixed rate of interest that will be significantly higher than the dividend yield of the common stock as of the date of issuance of the notes. At maturity, you will receive a principal amount equal to the price of the common stock as of 5 business days prior to the maturity date. That principal amount may be higher or lower than the face amount of the notes. However, no matter how high the price of the common stock has risen, the principal amount that you receive on the maturity date may or may not be limited to a face amount of the notes.

   o Notes with a maturity of five years that pay a rate of interest that is 40 basis points (0.40%) per year greater than the interest rate that you would earn if at the same time you had purchased conventional notes issued by us with the same maturity. In addition, the principal payment at maturity will be equal to the face amount only if there is no default on any of four investment grade, publicly traded corporate bonds (each with a different issuer) that will be specified in the pricing supplement.

     If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the pricing supplement, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.


Renewable Notes

     We may issue Renewable Notes ("Renewable Notes") which are notes which will automatically renew at their maturity date unless the holder of the Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

     The holder of the Renewable Note must give notice of termination at least 15 but not more than 30 days prior to the Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of their Renewable Notes only if the terms of the note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the note. If the holder elects to terminate the automatic extension of the maturity of the note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

     If a note is represented by a Global Note, DTC or its nominee will be the holder of the note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a note. In order to ensure that DTC or its nominee will timely exercise a right to terminate the automatic extension provisions of a particular note, the beneficial owner of the note must instruct the broker or other DTC participant through which it holds an interest in the note to notify DTC of its desire to terminate the automatic extension of the note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.


Extendible Notes

     We may issue notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond a final maturity date described in the related pricing supplement.

     We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed Paying Agent) at least 45 but not more than 60 days prior to the then effective maturity date. If we elect to extend the Extendible Note, the Trustee (or Paying Agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice ("Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of such note will be extended automatically as set forth in the Extension Notice.

     However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or Paying Agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the note. The notice will be irrevocable.

     If we elect to extend the maturity of an Extendible Note, the holder of the note will have the option to instead elect repayment of the note by us on the then effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

     (1) the note with the form "Option to Elect Repayment" on the reverse of the note duly completed; or

     (2) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the applicable Trustee (or Paying Agent) not later than the fifth Business Day after the date of the telegram, telex, facsimile transmission or letter; provided, however, that the telegram, telex, facsimile transmission or letter shall only be effective if the note and form duly completed are received by the applicable Trustee (or Paying Agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the note then outstanding if the principal amount of the note remaining outstanding after repayment is an authorized denomination.

     If a note is represented by a Global Note, DTC or its nominee will be the holder of that note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.


Warrants and Units

     We may issue notes paired with Warrants and with Units (which may consist of a combination of notes, other Debt Securities and Warrants). A description of the Warrants and Units to be issued with notes will be included in the related pricing supplement.


Redemption

     The related pricing supplement will indicate whether we may redeem the notes prior to their stated maturity date. If we may redeem the notes prior to their stated maturity, the pricing supplement will describe the redemption price and method.


Repayment

     The related pricing supplement will indicate whether the notes can be repaid at the holder's option prior to their stated maturity date. If the notes may be repaid prior to maturity, the related pricing supplement will indicate the cost to repay the notes.


Repurchase

     We may purchase outstanding notes at any time on terms satisfactory to us. At our discretion we may hold, resell, or surrender for cancellation any repurchased notes.


                            UNITED STATES TAXATION

     The following is a summary of the principal United States federal income tax consequences relating to your purchase, ownership and sale of notes. It is based upon the relevant laws and rules which are now in effect and as they are currently interpreted. However, these laws and rules may be changed at any time. This discussion does not deal with the federal tax consequences applicable to all categories of investors. In particular, the discussion does not deal with those of you who may be in special tax situations, such as dealers in securities, insurance companies, financial institutions or tax-exempt entities. It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the notes or to you as holders of the notes. This summary also may not apply to all forms of notes that we may issue. If the tax consequences associated with a particular form of note are different than those described below, they will be discussed in the pricing supplement relating to that note.

     The federal income tax discussion that appears below is included in this prospectus supplement for your general information. Some or all of the discussion may not apply to you depending upon your particular situation. You should consult your tax advisor for the tax consequences to you of owning and disposing of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

     This discussion is divided into four sections. The section captioned "United States Holders," applies to you only if you are a "United States person." If you are a United States person, you should read the section captioned "United States Holders". If you are not a United States person, you should read the section captioned "Non-United States Holders". All of you should read the section captioned "Backup Withholding and Information Reporting," and the section captioned "State and Local Taxation".


United States Holders.

     Payment of Interest

     Interest on a note generally is taxable to you as ordinary income at the time you accrue or receive the interest in accordance with your accounting method for tax purposes. However, special rules apply to the treatment of interest on a note that is issued with "Original Issue Discount," or to "Short-Term Notes." These special rules are described below in the subsections entitled "Original Issue Discount," and "Short-Term Notes."

     Purchase, Sale and Retirement of Notes

     Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize from the disposition and your tax basis in the note.

     Your tax basis in a note initially is your cost for the note. This amount is increased by any "original issue discount" or "market discount" previously included by you in income for the note and is decreased by the amount of any "bond premium" you previously amortized, and the amount of any payment (other than a payment of "qualified stated interest") you have received for the note. Gain or loss realized by you on the sale, exchange, retirement or other disposition of a note generally will be a long-term capital gain or loss if the note has been held for more than one year. However, any gain that represents market discount that you have not previously included in income will instead be ordinary income. The terms "market discount" and "bond premium" are defined in the next two paragraphs. "Original issue discount" and "qualified stated interest" are discussed in the subsection below entitled "Original Issue Discount".

     If your tax basis for a note is less than its principal amount, the note may have "market discount." In general, if you realize gain on the disposition or repayment of principal of a note, that gain is treated as ordinary income rather than capital gain to the extent of the market discount accrued while you held the note. However, you instead may elect to accrue market discount into income on a current basis. If you elect to accrue market discount currently, the election will apply to all market discount obligations you acquired during the first taxable year for which you made the election. Once you make that election, you may not revoke it without the consent of the Internal Revenue Service (the "IRS"). Market discount will be treated as accruing on a straight-line basis or, at your election, based on a constant interest method. You should be aware that if you do not elect to include market discount on a current basis, you may be required to defer the deduction of all or a portion of the interest expense on any indebtedness you incur or purchase or carry any note having market discount until the maturity date of the note, or until you dispose of the note in a taxable transaction.

     If your tax basis for a note is greater than its principal amount, the note may have "bond premium." You may elect to amortize that bond premium as an offset to the interest income you report over the remaining life of the note under a constant interest method. However, if we may redeem the note at a price greater than its principal amount, special rules would apply that could require you to defer the amortization of some bond premium until later in the term of the note. If you do not elect to amortize bond premium, the bond premium is a capital loss when the bond matures or when you sell it.

     If a note provides for contingent payments (as in the case of certain Indexed Notes), special rules may apply to the treatment of the note. Under those rules, any gain you realize when you sell or dispose of a note will be ordinary income if the contingencies relating to the payments are unresolved at the time of disposition and some or all of any loss may be ordinary. Different rules also may apply to the treatment of market discount, premium and the calculation of your tax basis for the note. If a note will provide for contingent payments, these rules will be discussed in greater detail in the related pricing supplement.

     Original Issue Discount

     Some of your notes may be issued with original issue discount ("OID"). For tax purposes, OID is the excess of the "stated redemption price at maturity" of a debt instrument over its "issue price", if that excess equals or exceeds 1/4 of 1% of the debt instrument's stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity or weighted average maturity in the case of installment obligations (the "OID de minimis amount"). The "stated redemption price at maturity" of a note is the sum of all payments required to be made on the note other than "qualified stated interest" payments. The "issue price" of a note is generally the first offering price to the public at which a substantial amount of the debt instrument is sold. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain conditions discussed below in connection with the special rules relating to Floating Rate Notes, at a variable rate. If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), and if the greater of either the reduction in interest on that note or the excess of the stated principal amount over its issue price exceeds the OID de minimis amount, then some or all of the stated interest will not be qualified stated interest.

     You are required to include qualified stated interest payments in income as interest when you accrue or receive those payments (in accordance with your accounting method for tax purposes). If you hold a note with OID (an "OID Note") with a maturity of more than one year, you may be required to include OID in income before you receive the associated cash payment, regardless of your accounting method for tax purposes. If you are an initial purchaser of an OID Note, the amount of the OID you should include in income is the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which you held the OID Note. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the "adjusted issue price" of the OID Note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and
(2) the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is the sum of the issue price of the OID Note plus the amount of OID allocable to all prior accrual periods reduced by any payments you received on the note that were not qualified stated interest. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

     If you are not an initial purchaser of an OID Note and you purchase an OID Note for greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID Note after the purchase date other than payments of qualified stated interest, you will have purchased the OID Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which you must include in your gross income for the note for any taxable year (or any portion of a taxable year in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

     Special rules described in the following three paragraphs apply to the calculation of OID and qualified stated interest for Floating Rate Notes that will qualify as "variable rate debt instruments". A Floating Rate Note qualifies as a "variable rate debt instrument" if (1) its issue price does not exceed the total noncontingent principal payments by more than a specified de minimis amount; (2) it provides for stated interest, paid or compounded at least annually, at current values of (a) one or more qualified floating rates,
(b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate or (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate; and (3) it does not provide for any principal payments that are contingent, except as provided in (1) above. A "qualified floating rate" is any floating rate where changes in that rate can reasonably be expected to measure current changes in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated. For example, the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate, the CMT Rate or the Eleventh District Cost of Funds Rate are qualified floating rates. Although a multiple of a qualified floating rate will generally not be a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will be a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also be a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Note (for example, two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. However, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (a "cap") or a minimum numerical limitation (a "floor") may, under certain circumstances, fail to be treated as a qualified floating rate. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single formula and which is based upon objective financial or economic information. Other variable interest rates may also be treated as objective rates if they are designated by the IRS in the future. Despite these rules, a variable rate of interest on a Floating Rate Note will not be an objective rate if it is reasonably expected that the average value of that rate during the first half of the Floating Rate Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Note's term, or if the rate is based on information that is within our or a related party's control or unique to our or a related party's circumstances. A "qualified inverse floating rate" is any objective rate which is equal to a fixed rate minus a qualified floating rate, as long as changes in the rate can reasonably be expected to inversely reflect current changes in the qualified floating rate. If a Floating Rate Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Note's issue date is intended to approximate the fixed rate (that is, the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will be either a single qualified rate, or an objective rate.

     If a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term qualifies as a "variable rate debt instrument," then any stated interest on that note which is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually will constitute qualified stated interest and will be taxed in the manner described above. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term and that qualifies as a "variable rate debt instrument" will generally not be treated as having been issued with OID unless the Floating Rate Note is issued at a "true" discount (that is, at a price below the note's stated principal amount) in excess of the OID de minimis amount. OID on a Floating Rate Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (1) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. The amount of qualified stated interest allocable to an accrual period is increased (or decreased) if interest actually paid during an accrual period exceeds (or is less than) the interest that is assumed to be paid under the assumed fixed rate described above.

     In general, any other Floating Rate Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount of accrual of OID and qualified stated interest on the Floating Rate Note. The Floating Rate Note generally will be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Note provides for a qualified inverse floating rate). Under these circumstances, the fair market value of the Floating Rate Note as of its issue date must approximate the fair market value of an otherwise identical debt instrument that provides for either the replacement qualified floating rate or qualified inverse floating rate rather than the fixed rate. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument. In that case, if you are a holder of the Floating Rate Note, for tax purposes you will account for the amount of OID and qualified stated interest as if you held the "equivalent" fixed rate debt instrument. Each accrual period, you must make appropriate adjustments to the amount of qualified stated interest or OID computed for the "equivalent" fixed rate instrument to reflect any difference between those amounts and the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

     If a Floating Rate Note does not qualify as a "variable rate debt instrument," then the Floating Rate Note may be treated as a contingent payment debt obligation subject to other special rules. Under these rules, OID is calculated based on a projected payment schedule assuming the same yield for the notes which would result for comparable fixed rate debt instruments issued by us as of the issue date of the notes. The amount of accrued OID is adjusted to reflect differences between actual and projected payments on the notes. If applicable, these contingent payment debt rules will be discussed in greater detail in the pricing supplement relating to the notes.

     Terms of the notes which would subject those notes to special rules include provisions making the notes:

     o redeemable at our option prior to their stated maturity (a "call option").

     o repayable at your option prior to their stated maturity (a "put option").

     o automatically renewable, unless you elect otherwise; and

     o extendible at our option.

     Notes containing these features may be subject to rules that differ from the general rules discussed above. If you are purchasing notes with any of these features, you should consult your tax advisor because the OID consequences will depend on the particular terms and features of the notes.

     Instead of reporting under your normal accounting method, you may elect to include in gross income all interest that accrues on a note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     Short-Term Notes

     Some of you (including banks, securities dealers, regulated investment companies, certain electing taxpayers and all of you using the accrual method of accounting) will be required to accrue into income on a current basis qualified stated interest and any OID for notes having a fixed maturity of not more than one year ("Short-Term Notes"). None of the stated interest on a Short-Term Note is treated as qualified stated interest, but instead is treated as part of the Short-Term Note's stated redemption price at maturity and gives rise to OID. OID on a Short-Term Note generally accrues on a straight-line basis or, at your election, on a constant interest basis. If you are a cash method holder of a Short-Term Note, you may elect to accrue qualified stated interest and OID into income on a current basis. If you don't make that election, you may not be allowed to deduct all of the interest you paid or accrued on any indebtedness you incur or purchase or carry the Short-Term Note until the maturity date of the note or until you sell the note in a taxable transaction. In addition, if you don't make that election, you will be required to treat any gain realized on a sale, exchange or retirement of the Short-Term Note as ordinary income to the extent the gain does not exceed the OID accrued for the note during the period you held the Short-Term Note. In determining OID for these purposes, OID generally accrues on a straight-line basis, or at your election, on a constant interest basis.

     If you hold a Short-Term Note, you can elect to apply the rules in the preceding paragraph about the current accrual of OID and the deferral of interest deductions by taking into account the amount of "acquisition discount," if any, for the note (rather than the amount of OID, if any, for that Short-Term Note). Acquisition discount is the excess of the remaining stated redemption price at maturity of the Short-Term Note over your tax basis in the Short-Term Note at the time of the acquisition. Acquisition discount generally accrues on a straight-line basis or, at your election, on a constant interest basis.

     Your tax basis for a Short-Term Note initially is your purchase price for the note. This amount is increased by any stated interest, OID or acquisition discount that you accrue into income currently under the rules described above, and is then decreased by the amount of any bond premium you previously amortized for the note, the amount of any principal payment you received for the note and, if you accrue interest into income currently for the note, the amount of any stated interest payment you received for the note.

     The market discount rules will not apply to a Short-Term Note.

     Certain notes may be redeemable prior to their maturity date at either our option or your option. This redemption feature may affect the determination of whether a note is a Short-Term Note. If you purchase a redeemable note, you should carefully read the related pricing supplement and consult your own tax advisor.

     Renewable Notes, Extendible Notes and Indexed Notes

     Special United States federal income tax rules for Renewable Notes, Extendible Notes or Indexed Notes will be discussed in the related pricing supplements.


Non-United States Holders

     This section discusses the principal United States tax consequences applicable to Non-United States Holders of purchasing, owning and selling of notes.

     Principal (and premium, if any) and interest payments, including any OID, that you receive from us or our agent generally will not be subject to United States federal withholding tax. However, interest, including any OID, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if (1) you actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) you are a controlled foreign corporation for United States tax purposes that is related to us (directly or indirectly) through stock ownership or (3) either (A) you do not certify to us or our agent, under penalties of perjury, that you are a Non-United States person and provide your name and address, or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "financial institution") and holds the note does not certify to us or our agent under penalties of perjury that a statement has been received from you by it or by a financial institution and furnishes us with a copy of the statement. If a Floating Rate Note is issued which bears interest at a rate other than a rate determined by reference to a base rate explicitly referred to under "Floating Rate Notes," the related pricing supplement will describe whether interest (including OID) on that note will be subject to federal withholding tax.

     If you are in a trade or business in the United States and interest, including any OID, on the note is effectively connected with the conduct of your trade or business, you may be subject to United States federal income tax on that interest and any OID in the same manner as if you were a United States person (although you will still be exempt from the withholding tax discussed in the preceding paragraph if you deliver a properly executed IRS Form 4224). You should also read Section A above, entitled "United States Holders," for a description of the United States tax consequences. If you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments. Instead of the certification described in the preceding paragraph, if you have effectively connected interest income you must provide the payer with a properly executed IRS Form 4224 to claim an exemption from United States federal withholding tax.

     New rules have been issued to consolidate and modify the current certification requirements and means by which you may claim exemption from United States federal income tax withholding and from backup withholding. These rules will apply to payments made after December 31, 1999 and provide certain presumptions regarding your tax status if you do not provide appropriate documentation to make this determination. You must provide certification that complies with the procedures in these new rules, where required, by the first payment date after these rules come into effect. In some circumstances, the new rules allow us to continue to rely on certificates you provided us before January 1, 2000 for a transitional period. If you are claiming benefits under an income tax treaty, you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits articles in order to comply with the new rules. Because these rules may apply differently to different holders, you are urged to consult your own tax advisor regarding the application of these rules to you.

     You will not be subject to United States federal income tax or withholding taxes on any capital gain or market discount you realize upon retirement or disposition of a note if (1) the gain is not effectively connected with a United States trade or business carried on by you, and (2) if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the retirement or disposition.


Backup Withholding and Information Reporting

     The payment of principal and interest and the accrual of OID, if any, are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%. Information reporting means that the payment is required to be reported to you and to the IRS. Backup withholding means that the payor is required to collect and deposit 31% of your payment with the IRS as a tax payment on your behalf.

     If you are a United States person (other than a corporation or certain exempt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification number and certify that your taxpayer identification number is correct. You may also be subject to backup withholding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income required to be shown on your federal income tax return or if you do not certify that you have not underreported your interest and dividend income. If you are not a United States person, backup withholding and information reporting will not apply to payments made to you if you have provided required certification that you are not a United States person as set forth in clause (3) in the second paragraph under Section B, or you otherwise establish an exemption (provided that the payor does not have actual knowledge that you are a United States person or that the conditions of any exemption are not satisfied).

     Under current rules, which are effective for payments made through December 31, 1999, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee or other dealer is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business, information reporting generally will be required for payments made to you unless the broker, custodian, nominee or other dealer has documentation of your foreign status and has no actual knowledge to the contrary (or you otherwise establish an exemption from information reporting).

     Under the new rules referred to above, these payments will also not be subject to information reporting or backup withholding, except that if the broker, custodian, nominee or other dealer is a United States person, the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), a controlled foreign corporation for United States tax purposes, a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a United States trade or business, or a United States branch of a foreign bank or insurance company, information reporting will generally be required with respect to payments made to you unless the broker has documentation of your foreign status and the broker has no actual knowledge to the contrary (or you otherwise establish an exemption from information reporting).

     Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding, unless you certify as to your non-United States status or otherwise establish an exemption from information reporting and backup withholding.

     Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your United States federal income tax liability.


State and Local Taxation

     You may be subject to state or local taxation in various state or local jurisdictions, including those in which you transact business or reside. It is important that you consult your own tax advisor regarding the effect of state and local tax laws on the purchase, ownership or sale of the notes.

                              PLAN OF DISTRIBUTION

General

     We may sell the notes (1) through agents who solicit offers to purchase the notes, (2) through agents purchasing as principal and acting as underwriters or dealers or (3) directly to investors.


Distribution Through Agents

     We may sell the notes on a continuing basis through agents that become parties to a Distribution Agreement, a form of which is filed as an exhibit to the Registration Statement (the "Distribution Agreement"). Each agent's obligations are separate and several from those of any other agent. Each agent will use reasonable efforts when requested by us to solicit purchases of the notes. We will pay each agent a commission to be negotiated at the time of sale. The commission may range from .125% to .750% of the principal amount of each note sold through that agent. We will receive from 99.875% to 99.250% of the principal amount of each note, before deducting a portion of the aggregate offering expenses of approximately $600,000.


Distribution Through Underwriters

     We may also sell notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

     The agents may sell any notes they have purchased as principal to any dealer at a discount. The discount allowed to any dealer will not be in excess of the discount to be received by the agent from us. Any note sold to an agent as principal is purchased by that agent at a price equal to 100% of the principal amount of that note less a percentage ranging from .125% to .750% of that principal amount. The notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the notes may be resold to certain dealers as described above. After the initial public offering of any notes, the public offering price and discount may be changed.


Direct Sales

     We may sell notes directly to investors, without the involvement of any agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.


General Information

     The name of any agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those agents or other persons, will be set forth in the related pricing supplement. As of the date of this prospectus supplement, the agents include NationsBanc Montgomery Securities LLC ("NMS"), Bear, Stearns & Co. Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc.

     We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of notes through it.

     Any agent, underwriter or dealer that participates in the offering of the notes may be an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify each agent and certain other persons against certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the agents for certain expenses.

     We may also accept offers to purchase notes through additional agents on substantially the same terms and conditions (including commissions) as would apply to purchases by agents under the Distribution Agreement.

     The notes will not be listed on any securities exchange. The agents have advised us that they may purchase and sell the notes in the secondary market from time to time. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the notes.

     The agents, as well as other agents to or through which we may sell notes, may engage in transactions with us and perform services for us in the ordinary course of business.

     NMS is our wholly owned broker-dealer subsidiary. The offer and sale of any notes by NMS will comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a member firm's underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer.

     This prospectus supplement, the attached prospectus and any related pricing supplement may be used by our affiliates, including NMS, in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by our affiliates will be made at prices related to market prices at the time of sale.

     In connection with certain offerings of the notes, the agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the 1934 Act. Overallotment involves sales in excess of the offering size, which create a short position for the agents. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if commenced, may be discontinued at any time.

                                   GLOSSARY

     Listed below are definitions of some of the terms used in this prospectus supplement and not defined elsewhere herein or in the attached prospectus.

     "Business Day" means any weekday that is (1) not a legal holiday in New York, New York or Charlotte, North Carolina, (2) not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed and (3) a London Banking Day if that note is a LIBOR Note.

     "Calculation Agent" means the agent appointed by us to calculate interest rates and other terms for Floating Rate and Indexed Notes.

     "Calculation Date" means, with respect to any Interest Determination Date, the date on which the Calculation Agent calculates an interest rate for a Floating Rate or Indexed Note. The Calculation Date for any Interest Determination Date is the earlier of (1) the tenth calendar day after that Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (2) the Business Day preceding the applicable Interest Payment Date or the maturity date (or the date of redemption or repayment, if any) of that note.

     "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication, published by the Federal Reserve Bank of New York.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury Securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in a pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified, the Designated CMT Maturity Index shall be two years.

     "Designated CMT Telerate Page" means the display page on the Dow Jones Telerate Service specified in a pricing supplement (or any other replacement page displaying Treasury Constant Maturity as reported in H.15(519)). If no such page is specified in the related pricing supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated LIBOR Page" means either (1) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable LIBOR Currency, or (2) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable LIBOR Currency. If neither LIBOR Telerate nor LIBOR Reuters is specified in the applicable pricing supplement, LIBOR for the applicable LIBOR Currency is determined as if LIBOR Telerate (and, if the U.S. dollar is the LIBOR Currency, Page 3750) had been specified.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System.

     "Index Maturity" means the period to maturity of the instrument with respect to which the interest rate basis is calculated.

     "Interest Determination Date" means the date the interest rate for a Floating Rate or Indexed Note is calculated for the following Interest Reset Date and calculated on the corresponding Calculation Date (except in the case of LIBOR which is calculated on the Interest Determination Date). The Interest Determination Dates will be indicated in the pricing supplement.

     "Interest Payment Date" means the date on which interest on a note (other than payment at maturity) is paid. The Interest Payment Dates will be indicated in the pricing supplement.

     "Interest Reset Date" means the date on which a Floating Rate Note begins to bear interest at the interest rate determined as of any Interest Determination Date. The Interest Reset Dates will be indicated in the pricing supplement.

     "LIBOR Currency" means the currency (including composite currencies) specified in the related pricing supplement for which LIBOR will be calculated. If no such currency is specified in the related pricing supplement, the LIBOR Currency will be U.S. dollars.

     "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Money Market Yield" is a yield calculated in accordance with the following formula:


  Money Market          D x 360
                 =                   x 100
       Yield         360 - (D x M)

where "D" refers to the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     "Principal Financial Center" is generally the capital city of the country of the specified LIBOR Currency, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Italian lire and Swiss francs, the Principal Financial Center is the City of New York, Sydney, Toronto, Frankfurt, Milan and Zurich.

     "Regular Record Date" means the date on which a note must be held for the holder to receive an interest payment on the next Interest Payment Date. The record date for any Interest Payment Date is the date 15 calendar days prior to that Interest Payment Date.

     "Reuters Screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     "Spread" means the amount, if any, added to, or subtracted from, the interest rate index for a note.

     "Spread Multiplier" means the percentage by which the interest rate index for a note is multiplied.

     "Telerate Page" means the display on the Dow Jones Telerate Service on such page (or such other page as may replace such page on that service).

     "United States person" means a citizen or resident of the United States, a corporation or a partnership (or other entity treated as a corporation or partnership for federal income tax purposes, including certain limited liability companies) created or organized under the laws of the United States, an estate the income of which is subject to United States federal income tax regardless of its source, or a trust for which one or more United States persons have the authority to control all substantial decisions and for which a court of the United States can exercise primary supervision over the trust's administration. A special rule may apply under which a trust which was in existence on August 20, 1996, and which was treated as a United States person on that date, may elect to continue to be treated as a United States person even though it is not the type of United States trust referred to in the preceding sentence.

PROSPECTUS
----------


                               NationsBank [logo]

                                Debt Securities
                                    Warrants
                                     Units
                                ---------------
     NationsBank Corporation ("NationsBank" or the "Corporation") may offer from time to time its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"). The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. The Subordinated Debt Securities will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Corporation. NationsBank also may issue and sell warrants to purchase Debt Securities ("Debt Warrants") or to purchase or sell (i) securities of an entity unaffiliated with the Corporation, a basket of such securities, an index or indices of securities or any combination of the above, (ii) currencies or currency units or (iii) commodities ("Universal Warrants", and together with Debt Warrants, the "Warrants"), as set forth in the applicable Prospectus Supplement (as defined below) on terms to be determined at the time of sale. The Corporation may satisfy its obligations, if any, with respect to any Universal Warrants by delivering underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Prospectus Supplement. Debt Securities and Warrants or any combination thereof may be offered in the form of units ("Units"). Units may be issued as Definitive Units or Book-Entry Units (each as defined herein). The Debt Securities, Warrants and Units are collectively referred to herein as "Securities".
     NationsBank may sell up to $10,000,000,000 in aggregate initial offering price of Securities (or the U.S. dollar equivalent thereof if any of the Securities are denominated in a foreign currency or currency unit), which may be offered, separately or together, in one or more series, in amounts, at prices and on terms to be determined at the time of sale and set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). Pursuant to the terms of the Registration Statement of which this Prospectus constitutes a part, NationsBank may also offer and sell shares of its preferred stock (the "Preferred Stock"), which may be represented by depositary shares (the "Depositary Shares"), and shares of its common stock (the "Common Stock"). Any such Preferred Stock, Depositary Shares or Common Stock will be offered and issued pursuant to the terms of a separate Prospectus contained in such Registration Statement. The aggregate amount of Securities that may be offered and sold pursuant hereto is subject to reduction as the result of the sale of any Preferred Stock, Depositary Shares or Common Stock pursuant to such separate Prospectus or at the Corporation's discretion.
     The Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities and cash amounts payable with respect to Warrants or Units may likewise be payable in U.S. dollars, foreign currencies or currency units, in each case, as the Corporation specifically designates.The accompanying Prospectus Supplement will set forth the specific terms of each series of Securities.
     The Securities may be sold (i) through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, with such underwriters to be designated at the time of sale; (ii) through agents designated from time to time; or (iii) directly by the Corporation. The names of any underwriters or agents of NationsBank involved in the sale or remarketing of the Securities, the public offering price or purchase price and any commissions or discounts will be set forth in the applicable Prospectus Supplement or a pricing supplement thereto. Any such underwriters, agents or remarketing agents may include NationsBanc Montgomery Securities LLC ("NMS"), or other affiliates of the Corporation.
     The net proceeds to the Corporation from such sale also will be set forth in such Prospectus Supplement or pricing supplement.
     Following the initial distribution of any such Securities, NMS or other affiliates of the Corporation may offer and sell previously issued Securities in the course of their business as a broker-dealer and may act as a principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplement may be used in connection with such transactions. Any such sales will be made at negotiated prices relating to prevailing market prices at the time of sale.
     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                                ---------------
THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF NATIONSBANK, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
  AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA (THE "COMMISSIONER") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------
                  The date of this Prospectus is May 21, 1998

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, previously filed by the Corporation with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference:

      (a) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 as filed March 13, 1998;

      (b) The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 as filed May 15, 1998;

      (c) The Corporation's Current Reports on Form 8-K filed January 14, 1998, January 22, 1998, February 3, 1998, March 13, 1998, March 23, 1998, April
    15, 1998, April 16, 1998, April 17, 1998 (as amended by Form 8-K/A-1 filed April 24, 1998 and Form 8-K/A-2 filed May 18, 1998), May 6, 1998 and May 13, 1998; and

      (d) The description of the Corporation's Common Stock contained in its registration statement filed pursuant to Section 12 of the 1934 Act, as modified by the Corporation's Current Report on Form 8-K filed on January 22, 1998.

     All reports and any definitive proxy or information statements filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of the Securities offered hereby or (ii) the date on which NMS or any other affiliate of the Corporation ceases offering and selling previously issued Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to John E. Mack, Senior Vice President and Treasurer, NationsBank Corporation, NationsBank Corporate Center, Corporate Treasury Division, Charlotte, North Carolina 28255. Telephone requests may be directed to (704) 386-5972.


                             AVAILABLE INFORMATION

     NationsBank is subject to the informational requirements of the 1934 Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning NationsBank may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange Inc., 301 Pine Street, San Francisco, California 94104.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES DESCRIBED HEREIN. SPECIFICALLY, THE UNDERWRITERS OR AGENTS SPECIFIED IN THE RELEVANT PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT MAY OVERALLOT

IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."


                            NATIONSBANK CORPORATION

General

     NationsBank is a North Carolina corporation and a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Act"), with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries (the "Banks") and various nonbanking subsidiaries, the Corporation provides banking and certain nonbanking financial services and products primarily throughout the Mid-Atlantic (Maryland, Virginia and the District of Columbia), the Midwest (Illinois, Iowa, Kansas and Missouri), the Southeast (Florida, Georgia, Kentucky, North Carolina, South Carolina and Tennessee) and the Southwest (Arkansas, New Mexico, Oklahoma and Texas). The principal executive offices of the Corporation are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. The Corporation's telephone number is (704) 386-5000.


Operations

     The Corporation provides a diversified range of banking and certain nonbanking financial services and products through its various subsidiaries. Management reports the results of the Corporation's operations through four business segments: Consumer Banking, Middle Market, Asset Management, and Corporate Finance.

     The Consumer Banking segment provides comprehensive retail banking services through multiple delivery channels including approximately 3,000 banking centers and 7,000 automated teller machines providing fully-automated, 24-hour cash dispensing and deposit services. These delivery channels are located throughout the Corporation's franchise and serve 16 million households in 16 states and the District of Columbia. In addition, this segment provides specialized services such as the origination and servicing of residential mortgage loans, issuance and service of credit cards, direct banking via telephone and personal computer, student lending and certain insurance services. The consumer finance component provides personal, mortgage, home equity and automobile loans to consumers, retail finance programs to dealers and lease financing to purchasers of new and used cars. Consumer Banking also provides commercial banking services to companies and other commercial entities with annual revenues of less than $10 million.

     The Middle Market segment provides a broad array of commercial banking services for companies and other commercial entities with revenues between $10 million and $250 million annually including: commercial lending, treasury and cash management services, asset-backed lending, leasing and factoring. Also included in this segment is NationsCredit Commercial Corporation, which provides commercial financing activities including: equipment loans and leases, loans for debt restructuring, mergers and working capital, real estate and health care financing and inventory financing to manufacturers, distributors and dealers.

     The Asset Management segment includes businesses that provide full service and discount brokerage, investment advisory, investment management and advisory services for the Nations Funds family of mutual funds. Within the Asset Management segment, the Private Client Group provides asset management, banking and trust services for wealthy individuals, business owners and corporate executives and the private foundations established by them.

     Corporate Finance provides a broad array of banking and investment banking products and services to domestic and international corporations, institutions and other customers through its Capital Markets, Real Estate and Transaction Products units. The Corporate Finance segment serves as a principal lender and investor, as well as an advisor, and manages treasury and trade transactions for clients and customers. Loan origination and syndication, asset-backed lending, project finance and mergers and acquisitions consulting are representative of the services provided. These services are provided through various domestic and international offices. Through its Section 20 subsidiary, NMS, Corporate Finance is a primary dealer of U.S. Government Securities and underwrites, distributes and makes markets in high-grade and high-yield debt securities and equity securities. Additionally, Corporate Finance is a market maker in derivative products which include swap agreements, option contracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity markets. In support of these activities, Corporate Finance takes positions to support client demands and its own account. Major centers for the above activities are Charlotte, Chicago, London, New York, San Francisco, Singapore and Tokyo.

     As part of its operations, the Corporation regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company ownership or control. In addition, the Corporation regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. The Corporation also regularly considers the potential disposition of certain of its assets, branches, subsidiaries or lines of businesses. As a general rule, the Corporation publicly announces any material acquisitions or dispositions when a definitive agreement has been reached.


Government Supervision and Regulation

     General

     As a registered bank holding company, the Corporation is subject to the supervision of, and to regular inspection by, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Banks are principally organized as national banking associations, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller"). The Banks are also subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC") and other federal and state regulatory agencies. In addition to banking laws, regulations and regulatory agencies, the Corporation and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the operations and management of the Corporation and its ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect the Corporation.

     The activities of the Corporation, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as the Corporation, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state, beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank to be acquired has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, thereby creating interstate branches. This provision, which became effective June 1, 1997, allowed each state, prior to the effective date, the opportunity to "opt out" of this provision, thereby prohibiting interstate branching within that state. Of those states in which the Banks are located, only Texas has adopted legislation purporting to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999). Furthermore, pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting such de novo branching. To the extent permitted under these laws, the Corporation plans to consolidate its banking subsidiaries (with the exception of NationsBank of Delaware, N.A.) into a single bank as soon as practicable. The Corporation currently operates two interstate banks (i.e., banks with banking centers in more than one state):
NationsBank, N.A., headquartered in Charlotte, North Carolina, with offices in Arkansas, Florida, Georgia, Illinois, Iowa, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, South Carolina, Texas, Virginia and the District of Columbia; and Barnett Bank, N.A., headquartered in Jacksonville, Florida (which the Corporation expects to merge into NationsBank, N.A. in the fourth quarter of 1998), with offices in Florida and Georgia. Separate banks continue to operate in Delaware, Florida, Kentucky (which the Corporation has agreed to sell) and Tennessee. As previously described, the Corporation regularly evaluates merger and acquisition opportunities, and it anticipates that it will continue to evaluate such opportunities.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills and the impact they might have on the Corporation and its subsidiaries cannot be determined at this time.


     Capital and Operational Requirements

     The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. The Corporation's Tier 1 and total risk-based capital ratios under these guidelines at March 31, 1998 were 6.80% and 11.19%, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. The Corporation's leverage ratio at March 31, 1998 was 5.64%. Management believes that the Corporation meets its leverage ratio requirement.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the Banks is considered well capitalized.

     Banking agencies have also adopted final regulations which mandate that regulators take into consideration (i) concentrations of credit risk; (ii) interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and (iii) risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. In addition, the banking agencies have amended their regulatory capital guidelines to incorporate a measure for market risk. In accordance with the amended guidelines, the Corporation and any Bank with significant trading activity (as defined in the amendment) must incorporate a measure for market risk in their regulatory capital calculations effective for reporting periods after January 1, 1998. The revised guidelines are not expected to have a material impact on the Corporation or the Banks' regulatory capital ratios or their well capitalized status.


     Distributions

     The Corporation's funds for cash distributions to its shareholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from the Banks. Each of the Banks is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

     In addition to the foregoing, the ability of the Corporation and the Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of the Corporation, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.


     Source of Strength

     According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of the registrant or related to FDIC assistance provided to a subsidiary in danger of default -- the other Banks may be assessed for the FDIC's loss, subject to certain exceptions.


                                USE OF PROCEEDS

     The net proceeds from the sale of the Securities will be used for general corporate purposes, including the Corporation's working capital needs, the funding of investments in, or extensions of credit to, its banking and nonbanking subsidiaries, possible acquisitions of other financial institutions or their assets or liabilities, possible acquisitions of or investments in other businesses of a type eligible for bank holding companies and possible reduction of outstanding indebtedness or repurchase of outstanding equity securities of the Corporation. Pending such use, the Corporation may temporarily invest the net proceeds. The Corporation may, from time to time, engage in additional capital financings of a character and in amounts to be determined by the Corporation in light of its needs at such time or times and in light of prevailing market conditions. If the Corporation elects at the time of issuance of Securities to make different or more specific use of proceeds other than that set forth herein, such use will be described in the applicable Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the Corporation's consolidated ratios of earnings to fixed charges for the three months ended March 31, 1998 and for each of the years in the five-year period ended December 31, 1997:

                                                                             Year Ended
                                                                            December 31,
                                         Three Months Ended --------------------------------------------
                                           March 31, 1998     1997     1996     1995     1994     1993
                                        ------------------- -------- -------- -------- -------- --------
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits ......          1.5            2.0      2.0      1.8      2.0      2.6
  Including interest on deposits ......          1.3            1.5      1.5      1.4      1.5      1.6

     For purposes of computing the consolidated ratios, earnings represent net income of the Corporation plus applicable income taxes and fixed charges, less capitalized interest and the equity in undistributed earnings of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), capitalized interest, amortization of debt discount and appropriate issuance costs and one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under all lease commitments.


                              PLAN OF DISTRIBUTION

     The Corporation may offer and sell the Securities in one or more of the following ways: (i) through underwriters or dealers; (ii) through agents; or
(iii) directly by the Corporation to one or more purchasers. Such underwriters, dealers or agents may be NMS or other affiliates of NationsBank. The Prospectus Supplement with respect to a particular offering of a series of Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents with whom NationsBank has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the proceeds to the Corporation from such sales, and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers and the securities exchange, if any, on which such Securities may be listed.

     If underwriters are used in the offer and sale of Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities also may be offered and sold directly by the Corporation or through agents designated by the Corporation from time to time. Any agent involved in the offer or sale of the Securities with respect to which this Prospectus is delivered will be named in, and any commissions payable by the Corporation to such agent will be set forth in or calculable from, the applicable Prospectus Supplement or a pricing supplement thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing after their purchase, in accordance with their terms, by one or more firms, including NMS or other affiliates of the Corporation ("remarketing agents"), acting as principal for their accounts or an agent for the Corporation. Any remarketing agent will be identified and the terms of its agreement with the Corporation described in a Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement relating to Debt Securities, the Corporation may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase Debt Securities from the Corporation at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of Debt Securities not less than and, unless the Corporation otherwise agrees, the aggregate amount of Debt Securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Corporation in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of Debt Securities will not be subject to any conditions except that (i) the purchase of Debt Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject; and (ii) any related sale of Debt Securities to underwriters shall have occurred. A commission set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of Debt Securities pursuant to Delayed Delivery Contracts accepted by the Corporation. The underwriters will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

     Any series of Securities offered and sold pursuant to this Prospectus and the applicable Prospectus Supplement will be new issues of securities with no established trading market. Any underwriters to whom Securities are sold by the Corporation for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

     Any underwriter, dealer or agent participating in the distribution of any Securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "1933 Act"), of the Securities so offered and sold, and any discounts or commissions received by them from NationsBank and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the 1933 Act.

     In order to facilitate the offering of the Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or any other securities the prices of which may be used to determine payments on such Securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the Securities or of any such other securities, the underwriters may bid for, and purchase, the Securities or any such other securities in the open market. Finally, in any offering of the Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Securities in the offering if the syndicate repurchases previously distributed Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Under agreements entered into with the Corporation, underwriters, dealers, agents and remarketing agents may be entitled to indemnification by the Corporation against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

     NMS is a broker-dealer and a direct subsidiary of the Corporation. Each initial offering and any remarketing of Securities involving NMS or any other affiliate of the Corporation will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") regarding a NASD member firm's distribution of the securities of an affiliate. Following the initial distribution of the Securities, NMS may offer and sell such Securities in secondary markets transactions at negotiated prices relating to prevailing prices at the time of sale or otherwise. NMS may act as principal or agent in such transactions. This Prospectus and related Prospectus Supplements may be used by NMS in connection with such transactions.


     NMS will not execute a transaction in the Securities in a discretionary account without the prior written specific approval of NMS's customer. NMS has no obligation to make a market in the Securities and may discontinue its market-making activities at any time without notice, at its sole discretion. Futhermore, NMS may be required to discontinue its market-making activities during periods when the Corporation is involved in a distribution of certain of its securities or when NMS, by virtue of its affiliation with the Corporation, is aware of material non-public information relating to the Corporation. In such instance, NMS would not be able to recommence its market-making activities until such distribution has been completed or such information has become publicly available. It is not possible to determine the impact, if any, that any such discontinuance may have on the market for the Securities. While other broker-dealers may make a market in the Securities from time to time, there can be no assurance that any broker-dealer will do so at any time when NMS discontinues its market-making activities.

     Underwriters, dealers and agents also may be customers of, engage in transactions with, or perform other services for the Corporation in the ordinary course of business.


                         DESCRIPTION OF DEBT SECURITIES

     Any Senior Debt Securities offered hereby are to be issued under an Indenture dated as of January 1, 1995 (such Indenture, as it may be amended from time to time, the "Senior Indenture") between the Corporation and U.S. Bank Trust National Association, as successor Trustee to BankAmerica National Trust Company (the "Senior Trustee"). Any Subordinated Debt Securities offered hereby are to be issued under an Indenture dated as of January 1, 1995 (such Indenture, as it may be amended from time to time, the "Subordinated Indenture") between the Corporation and The Bank of New York, Trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"). Each of the Senior Indenture and the Subordinated Indenture (each, an "Indenture" and together, the "Indentures") is incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to and qualified in their entirety by reference to the provisions of the applicable Indentures. Whenever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined items shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indentures.


General

     The respective Indentures provide that there is no limitation on the amount of debt securities that may be issued thereunder from time to time. The amount of Debt Securities that may be offered and sold pursuant to this Prospectus, however, is limited to the aggregate initial offering price of the securities registered under the Registration Statement of which this Prospectus forms a part, subject to reduction as the result of the sale by the Corporation of other securities under the Registration Statement.

     The Debt Securities will be direct, unsecured obligations of the Corporation. The Senior Debt Securities of each series will rank equally with all unsecured senior debt of the Corporation. The Subordinated Debt Securities of each series will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as hereinafter defined) of the Corporation. See "DESCRIPTION OF DEBT SECURITIES -- Subordination."

     The Debt Securities will be issued in fully registered form without coupons. The Debt Securities may be denominated in U.S. dollars or in another currency or currency unit. Unless otherwise set forth in the applicable Prospectus Supplement, any Debt Securities that are denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple thereof. If any of the Debt Securities are denominated in a foreign currency or currency unit, or if principal of (or premium, if any, on) or any interest on any of the Debt Securities is payable in any foreign currency or currency unit, the authorized denominations, as well as any investment considerations, restrictions, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency unit, will be set forth in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in one or more series with the same or various maturities. Certain Debt Securities may be issued which provide for an amount less than the principal amount thereof to be due and payable in the event of an acceleration of the maturity thereof (each an "Original Issue Discount Security"). Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates and will be sold at a discount (which may be substantial) below their stated principal amount. Certain Debt Securities may be issued or be deemed to be issued with original issue discount for United States Federal income tax purposes. The Prospectus Supplement with respect to any series of Debt Securities issued with such original issue discount will contain a discussion of Federal income tax considerations with respect thereto.

     The particular terms of each series of Debt Securities to be offered and sold will be described in the Prospectus Supplement relating to such series of Debt Securities, including: (i) the designation of the particular series; (ii) the aggregate principal amount of such series that may be authenticated and delivered under the applicable Indenture; (iii) the person to whom any interest on any Debt Security of the series shall be payable, if other than the person in whose name the Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the regular record date for such interest; (iv) the date or dates on which the principal of the Debt Securities of such series is payable; (v) the rate or rates, and if applicable the method used to determine the rate, at which the Debt Securities of such series shall bear interest, if any, the date or dates from which such interest shall accrue, the date or dates on which such interest shall be payable and the record date or dates for the interest payable on any Debt Securities on any interest payment date; (vi) the place or places at which, subject to the provisions of the applicable Indenture, the principal of (and premium, if any, on) and any interest on Debt Securities of such series shall be payable, any Debt Securities of the series may be surrendered for registration of transfer, and notices and demands to or upon the Corporation in respect of the Debt Securities of the series and the Indenture may be served; (vii) the obligation, if any, of the Corporation to redeem or purchase Debt Securities of such series, at the option of the Corporation or at the option of a holder thereof, pursuant to any sinking fund or other redemption provisions and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series may be so redeemed or purchased, in whole or in part; (viii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Debt Securities of such series shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of such series which shall be payable upon declaration of acceleration of the maturity thereof; (x) the currency, currencies or currency units in which payment of the principal of (and premium, if any, on) and any interest on any Debt Securities of the series shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America for purposes of the applicable Indenture; (xi) if the principal of (and premium, if any, on) or any interest on the Debt Securities of the series is to be payable, at the election of the Corporation or a holder thereof, in one or more currencies or currency units, other than that or those in which the Debt Securities are stated to be payable, the currency or currencies in which payment of the principal of (and premium, if any, on) and any interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xii) whether the amount of payments of principal of (and premium, if any) or interest on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more currencies, commodities, equity indices or other indices) and the manner in which such amount shall be determined; (xiii) whether the Debt Securities will be issued in book-entry only form; (xiv) the identification or method of selection of any interest rate calculation agents, exchange rate calculation agents or other agents with respect to Debt Securities of such series; (xv) if either or both of Section 14.02 (defeasance) or Section 14.03 (covenant defeasance) of the applicable Indenture do not apply to the Debt Securities of the series; (xvi) any provisions relating to the extension of maturity of, or the renewal of, Debt Securities of such series; and (xvii) any other terms of the Debt Securities of such series (which terms shall not be inconsistent with the provisions of the applicable Indenture).

     The ability of NationsBank to make payments of principal of (and premium, if any, on) and any interest on the Debt Securities may be affected by the ability of the Banks to pay dividends. The ability of the Banks, as well as of the Corporation, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "NATIONSBANK CORPORATION -- Government Supervision and Regulation."

     Neither the Senior Indenture nor the Subordinated Indenture contains provisions that would provide protection to holders of Debt Securities against a decline in credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness or similar restructurings by the Corporation. If credit quality declines as a result of such an event, or otherwise, the ratings of any Debt Securities then outstanding may be withdrawn or downgraded.


Conversion

     The Debt Securities of any series may be convertible, at the option of the holder or the Corporation, into Preferred Stock, Depositary Shares, Common Stock or other Debt Securities if the Prospectus Supplement relating to such series of Debt Securities so provides. In such case, such Prospectus Supplement will set forth (i) the period(s) during which such conversion may be elected;
(ii) the conversion price payable and the number of shares or amount of Preferred Stock, Depositary Shares, Common Stock or other Debt Securities purchasable upon conversion, and adjustments thereto, if any, in certain events; (iii) the procedures for electing such conversion; and (iv) all other terms for such conversion (which terms shall not be inconsistent with the provisions of the applicable Indenture).


Exchange, Registration and Transfer

     At the option of the holder, subject to the terms of the applicable Indenture, Debt Securities of any series (other than Debt Securities issued in book-entry form) will be exchangeable for other Debt Securities of the same series and of an equal aggregate principal amount and tenor of any authorized denominations.

     Debt Securities of a series may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent of the Corporation designated and maintained for such purpose with respect to such Debt Securities pursuant to the terms of the applicable Indenture, as referred to in an applicable Prospectus Supplement. Such transfer or exchange will be effected upon the Security Registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. No service charge shall be made for any exchange or registration of transfer of Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) designated by the Corporation with respect to any series of Debt Securities, the Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Corporation will be required to maintain a transfer agent in each place of payment for such series. The Corporation may at any time designate additional transfer agents with respect to any series of Debt Securities.

     The Corporation shall not be required to (i) issue, exchange or register the transfer of any Debt Security of any series to be redeemed for a period of 15 days next preceding any selection of such Debt Securities to be redeemed; or
(ii) exchange or register the transfer of any Debt Security so selected, called or being called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

     For a discussion of restrictions on the exchange, registration and transfer of Global Securities (hereinafter defined), see "REGISTRATION AND SETTLEMENT."


Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement, principal of (and premium, if any, on) and any interest on Debt Securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents as the Corporation may designate from time to time pursuant to the applicable Indenture, except that, at the option of the Corporation, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Debt Security on any interest payment date generally will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest payment date. For a discussion of payment of principal and any premium or interest with respect to Global Securities, see "REGISTRATION AND SETTLEMENT."

     The Corporation initially has designated the principal corporate trust offices of the Senior Trustee and the Subordinated Trustee in the City of New York as the places where the Senior Debt Securities and Subordinated Debt Securities, respectively, may be presented for payment. The Corporation may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. Any other paying agents designated by the Corporation for the Debt Securities of each series will be named in an applicable Prospectus Supplement.



Subordination

     The Subordinated Debt Securities are subordinate and subject, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Corporation. "Senior Indebtedness" is defined by the Subordinated Indenture as any indebtedness for money borrowed (including all indebtedness of the Corporation for borrowed and purchased money of the Corporation, all obligations of the Corporation arising from off-balance sheet guarantees by the Corporation and direct credit substitutes, and obligations of the Corporation associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts) that is outstanding on the date of execution of the Subordinated Indenture, or is thereafter created, incurred or assumed, for the payment of which the Corporation is at the time of determination responsible or liable as obligor, guarantor or otherwise, and all deferrals, renewals, extensions and refundings of any such indebtedness or obligations, other than the Subordinated Debt Securities or any other indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of the Corporation. The Prospectus Supplement relating to each series of Subordinated Debt Securities will set forth the aggregate amount of then outstanding Senior Indebtedness of the Corporation and any limitation on the issuance of additional Senior Indebtedness.

     No payment on account of principal of (and premium, if any, on) or any interest on the Subordinated Debt Securities shall be made, and no Subordinated Debt Securities shall be purchased, either directly or indirectly, by the Corporation or any of its subsidiaries, if any default or event of default with respect to any Senior Indebtedness shall have occurred and be continuing and the Corporation and the Subordinated Trustee shall have received written notice thereof from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness (or the representative or representatives of such holders) or the Subordinated Trustee shall have received written notice thereof from the Corporation.

     In the event that any Subordinated Debt Security is declared due and payable before the date specified therein as the fixed date on which the principal thereof is due and payable pursuant to the Subordinated Indenture, or upon any payment or distribution of assets of the Corporation of any kind or character to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Corporation, all principal of (and premium, if any, on) and any interest due or to become due upon all Senior Indebtedness shall first be paid in full before the holders of the Subordinated Debt Securities (the "Subordinated Debt Holders"), or the Subordinated Trustee, shall be entitled to retain any assets (other than shares of stock of the Corporation as reorganized or readjusted or securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the same extent as the Subordinated Debt Securities, to the payment of all Senior Indebtedness which may at the time be outstanding, provided that the rights of the holders of the Senior Indebtedness are not altered by such reorganization or readjustment), so paid or distributed in respect of the Subordinated Debt Securities (for principal or interest, if any). Upon such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities (other than shares of stock of the Corporation as reorganized or readjusted or securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the same extent as the Subordinated Debt Securities, to the payment of all Senior Indebtedness which may at the time be outstanding, provided that the rights of the holders of the Senior Indebtedness are not altered by such reorganization or readjustment), to which the Subordinated Debt Holders or the Subordinated Trustee would be entitled, except for the subordination provisions of the Subordinated Indenture, shall be paid by the Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Subordinated Debt Holders or the Subordinated Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Subordinated Debt Holders or to the Subordinated Trustee.

     Subject to the payment in full of all Senior Indebtedness, the Subordinated Debt Holders shall be subrogated (equally and ratably with the holders of all indebtedness of the Corporation which, by its express terms, ranks on a parity with the Subordinated Debt Securities and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Corporation applicable to the Senior Indebtedness until the Subordinated Debt Securities shall be paid in full.


Sale or Issuance of Capital Stock of Banks

     The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions: (a) sales of directors' qualifying shares; (b) sales or other dispositions for fair market value, if, after giving effect to such disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, the Corporation would own directly or indirectly not less than 80% of each class of the capital stock of such Principal Subsidiary Bank (or any successor corporation thereto); (c) sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction; (d) any sale by a Principal Subsidiary Bank (or any successor corporation thereto) of additional shares of its capital stock to its shareholders at any price, so long as (i) prior to such sale the Corporation owns, directly or indirectly, shares of the same class and (ii) immediately after such sale, the Corporation owns, directly or indirectly, at least as great a percentage of each class of capital stock of such Principal Subsidiary Bank as it owned prior to such sale of additional shares; (e) any sale by a Principal Subsidiary Bank (or any successor corporation thereto) of additional securities convertible into shares of its capital stock to its shareholders at any price, so long as (i) prior to such sale the Corporation owns, directly or indirectly, securities of the same class and (ii) immediately after such sale the Corporation owns, directly or indirectly, at least as great a percentage of each class of such securities convertible into shares of capital stock of such Principal Subsidiary Bank as it owned prior to such sale of additional securities; (f) any sale by a Principal Subsidiary Bank (or any successor corporation thereto) of additional options, warrants or rights to subscribe for or purchase shares of its capital stock to its shareholders at any price, so long as (i) prior to such sale the Corporation owns, directly or indirectly, options, warrants or rights, as the case may be, of the same class and (ii) immediately after such sale, the Corporation owns, directly or indirectly, at least as great a percentage of each class of such options, warrants or rights, as the case may be, to subscribe for or purchase shares of capital stock of such Principal Subsidiary Bank as it owned prior to such sale of additional options, warrants or rights; or (g) any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to the Corporation or a wholly owned subsidiary of the Corporation.

     A Principal Subsidiary Bank is defined in the Senior Indenture as any Bank (other than NationsBank of Delaware, National Association) with total assets equal to more than 10% of the Corporation's total consolidated assets.


Waiver of Covenants

     Under the terms of either Indenture, compliance with certain covenants or conditions of such Indenture may be waived by the holders of a majority in principal amount of the Debt Securities of all series to be affected thereby and at the time outstanding under that Indenture (including, in the case of holders of Senior Debt Securities, the covenant described above).


Modification of the Indentures

     Each Indenture contains provisions permitting the Corporation and the applicable Trustee to modify such Indenture or the rights of the holders of Debt Securities thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of all series at the time outstanding under that Indenture and to be affected thereby (voting as one class), except that no such modification shall (a) extend the fixed maturity of, reduce the principal amount or redemption premium, if any, of, or reduce the rate of or extend the time of payment of interest on, any Debt Security without the consent of the holder of each security so affected, or (b) reduce the aforesaid percentage of Debt Securities, the consent of holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under that Indenture. Each Indenture also provides that the Corporation and the respective Trustee may, from time to time, execute supplemental indentures in certain limited circumstances without the consent of any holders of outstanding Debt Securities.

     Each Indenture provides that in determining whether the holders of the requisite principal amount of the Debt Securities outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable at such time upon an event of default, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent on the date of original issuance of such Debt Security.


Meetings and Action by Securityholders

     Each Indenture contains provisions for convening meetings of the holders of Debt Securities for certain purposes. A meeting may be called at any time by the Trustee in its discretion and shall be called by the Trustee upon request by the Corporation or the holders of at least 10% in aggregate principal amount of the Debt Securities outstanding of such series, in any case upon notice given in accordance with "Notices" below. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the applicable Indenture, or such other action taken in accordance with the terms of the applicable Indenture, will be binding on all holders of Debt Securities of that series.


Defaults and Rights of Acceleration

     An Event of Default is defined in the Subordinated Indenture generally as bankruptcy of the Corporation under Federal bankruptcy laws. An Event of Default is defined in the Senior Indenture generally as (i) the Corporation's failure to pay principal (or premium, if any) when due on any securities of a series; (ii) the Corporation's failure to pay interest on any securities of a series, within 30 days after the same becomes due; (iii) the Corporation's breach of any of its other covenants contained in the Senior Debt Securities or the Senior Indenture, which breach is not cured within 90 days after written notice to the Corporation by the Senior Trustee, or to the Corporation and the Senior Trustee by the holders of at least 25% in principal amount of all Senior Debt Securities then outstanding under the Senior Indenture and affected thereby; and (iv) certain events involving the bankruptcy, insolvency or liquidation of the Corporation.

     Each Indenture provides that if an Event of Default under the respective Indenture occurs and is continuing, either the respective Trustee or the holders of 25% in principal amount (or, if any such Debt Securities are Original Issue Discount Debt Securities, such lesser amounts as may be described in an applicable Prospectus Supplement) of the Debt Securities then outstanding under that Indenture (or, with respect to an Event of Default under the Senior Indenture due to a default in the payment of principal (or premium, if any) or interest or performance of any other covenant, the outstanding Debt Securities of all series affected by such default) may declare the principal amount of all of such Debt Securities to be due and payable immediately. Payment of principal of the Subordinated Debt Securities may not be accelerated in the case of a default in the payment of principal (or premium, if any) or interest or the performance of any other covenant of the Corporation. Upon certain conditions a declaration of an Event of Default may be annulled and past defaults may be waived by the holders of a majority in principal amount of the Debt Securities then outstanding (or of such series affected, as the case may be).


Collection of Indebtedness, etc.

     Each Indenture also provides that in the event of a failure by the Corporation to make payment of principal of (and premium, if any, on) or any interest on the Debt Securities (and, in the case of payment of interest, such failure to pay shall have continued for 30 days) and upon the demand of the respective Trustee, the Corporation will pay to such Trustee, for the benefit of the holders of the Debt Securities, the amount then due and payable on the Debt Securities for principal and interest, with interest on the overdue principal and, to the extent payment of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the Debt Securities. Each Indenture further provides that if the Corporation fails to pay such amount forthwith upon such demand, the respective Trustee may, among other things, institute a judicial proceeding for the collection thereof. However, each Indenture provides that notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right to institute suit for the enforcement of any payment of principal of (and premium, if any, on) and any interest on such Debt Security on the respective stated maturities expressed in such Debt Security and that such right shall not be impaired without the consent of such holder.

     The holders of a majority in principal amount of the Debt Securities then outstanding under an Indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under that Indenture, provided that the holders shall have offered to the Trustee reasonable indemnity against expenses and liabilities. Each Indenture requires the annual filing by the Corporation with the respective Trustee of a certificate as to the absence of default and as to compliance with the terms of that Indenture.


Notices

     Except as otherwise provided in the applicable Indenture, notices to holders of Debt Securities will be given by first-class mail to the addresses of such holders as they appear in the Security Register.


Concerning the Trustees

     The Corporation and the Banks have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and U.S. Bank Trust National Association, and their affiliated entities in the ordinary course of business. Each of the Trustees also serves as trustee for certain series of the Corporation's outstanding indebtedness under other indentures.


                            DESCRIPTION OF WARRANTS

     The Corporation may issue, together with Debt Securities or separately, Debt Warrants for the purchase of Debt Securities on terms to be determined at the time of issuance. The Corporation may also issue Universal Warrants to purchase or sell (i) securities of an entity unaffiliated with the Corporation, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or currency units or (iii) commodities, on terms to be determined at the time of sale. The Corporation may satisfy its obligations, if any, with respect to any Universal Warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable Prospectus Supplement. Warrants may be offered separately or together with one or more additional Warrants or Debt Securities or any combination thereof in the form of Units, as set forth in the applicable Prospectus Supplement. If Warrants are issued as part of a Unit, the accompanying Prospectus Supplement will specify whether such Warrants may be separated from the other Securities in such Unit prior to the Warrants' expiration date.

     The Warrants are to be issued under one or more Warrant Agreements (each, a "Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as Warrant Agent (the "Warrant Agent"), and may be issued in one or more series, all as shall be set forth in the Prospectus Supplement relating thereto. The forms of Warrant Agreement for the Warrants are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the applicable Warrant Agreement and the Warrants do not purport to be complete and such summaries are subject to the detailed provisions of such Warrant Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Warrants. Wherever particular provisions of the Warrant Agreement are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

General

     The particular terms of each series of Warrants to be offered and sold will be described in the Prospectus Supplement relating to such series of Warrants, including: (i) the specific designation and aggregate number of and the price at which the Warrants will be issued; (ii) the currency or currency unit for which the Warrants may be purchased; (iii) the date on which the right to exercise the Warrants shall commence and the date (the "Warrant Expiration Date") on which such right shall expire or, if the Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (each, a "Warrant Exercise Date," which term shall also mean, with respect to Warrants continuously exercisable for a period of time, every date during such period); (iv) whether any Warrants will be issued in global or definitive form or both; (v) any applicable United States federal income tax consequences; (vi) the identity of the Warrant Agent in respect of the Warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or determination or other agents; (vii) the proposed listing, if any, of the Warrants or the securities purchasable upon exercise thereof on any securities exchange; (viii) whether the Warrants are to be sold separately or with other Securities as part of Units; and (ix) any other terms of the Warrants.

     The particular terms of each series of Debt Warrants will be described in the Prospectus Supplement relating to such series of Debt Warrants, including:
(i) the designation, aggregate principal amount, currency or composite currency unit and terms of the Debt Securities that may be purchased upon exercise of the Warrants, (ii) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of the Debt Warrants issued with each of such Debt Securities, (iii) if applicable, the date on and after which the Securities and the related Debt Securities will be separately transferable and (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, the price at which and the currency or currency unit in which such principal amount of Debt Securities may be purchased upon such exercise and the method of such exercise.

     The particular terms of each series of Universal Warrants will be described in the Prospectus Supplement relating to such series of Universal Warrants, including: (i) whether such Universal Warrants are put Warrants or call Warrants; (ii) (a) the specific security, basket of securities, index or indices of securities or combination of the above, (b) currencies or currency units or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of each Universal Warrant; (iii) the price at which and the currency or currency unit with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same);
(iv) whether such exercise price may be paid in cash, by the exchange of any other Security offered with such Universal Warrants or both and the method of such exercise; and (v) whether the exercise of such Universal Warrants is to be settled in cash or by delivery of the underlying securities or commodities or both.

     Warrants of each series will be evidenced by Warrant certificates ("Warrant Certificates") in registered form, which may be global Warrants or definitive Warrants, as specified in the applicable Prospectus Supplement.

     At the option of the holder upon request confirmed in writing, and subject to the terms of the applicable Warrant Agreement, Warrants in definitive form may be presented for exchange and for registration of transfer (with the form of transfer endorsed thereon duly executed) at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) without service charge and upon payment of any taxes and other governmental charges as described in such Warrant Agreement. Such transfer or exchange will be effected only if the Warrant Agent for such series of Warrants is satisfied with the documents of title and identity of the person making the request.


Modifications

     Each Warrant Agreement and the terms of the Warrants and the Warrant Certificates may be amended by the Corporation and the Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Corporation may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     The Corporation and any Warrant Agent may also modify or amend the Warrant Agreement between them and the terms of the Warrants issued thereunder, with the consent of the owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that changes the exercise price of the Warrants, reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the rights of the owners of the Warrants or reduces the percentage of outstanding Warrants, the consent of whose owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants issued thereunder, may be made without the consent of the owners affected thereby.


Enforceability of Rights of Warrantholders; Governing Law
     The Warrant Agents will act solely as agents of the Corporation in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Any holder of Warrant Certificates and any beneficial owner of Warrants may, without the consent of the Warrant Agent, any other holder or beneficial owner, the relevant Trustee, the holder of any Debt Securities or other securities issuable upon exercise of Warrants or, if applicable, the Euroclear Operator (as defined below) enforce by appropriate legal action, on its own behalf, its right to exercise the Warrants evidenced by such Warrant Certificates, in the manner provided therein and in the applicable Warrant Agreement. No holder of any Warrant Certificate or beneficial owner of any Warrants shall be entitled to any of the rights of a holder of the Debt Securities or other securities purchasable upon exercise of such Warrants, including, without limitation, the right to receive the payment of dividends, principal of or premium, if any, or interest, if any, on such Debt Securities or other securities or to enforce any of the covenants or rights in the relevant Indenture or any other similar agreement. The Warrants and each Warrant Agreement will be governed by, and construed in accordance with, the laws of the State of New York.


Unsecured Obligations of the Corporation
     The Warrants are unsecured contractual obligations of the Corporation and will rank pari passu with the Corporation's other unsecured contractual obligations and with the Corporation's unsecured and unsubordinated debt. Most of the assets of the Corporation are owned by its subsidiaries. Therefore, the Corporation's rights and the rights of its creditors, including Warrantholders, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary. The ability of the Corporation to meet its obligations under the Warrants may be affected by the ability of the Banks to pay dividends. The ability of the Banks, as well as the Corporation, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "NATIONSBANK CORPORATION -- Government Supervision and Regulation."


                              DESCRIPTION OF UNITS

     As specified in the applicable Prospectus Supplement, Units will consist of one or more Warrants and Debt Securities or any combination thereof. The particular terms of each series of Units will be described in the Prospectus Supplement relating to such series of Units, including: (i) all terms of Units and of the Warrants and Debt Securities, or any combination thereof, comprising such Units, including whether and under what circumstances the Securities comprising such Units may or may not be traded separately, (ii) a description of the terms of any agreement (a "Unit Agreement") to be entered into between the Corporation and a bank or trust company as Unit Agent (the "Unit Agent") governing the Units and (iii) a description of the provisions for the payment, settlement, transfer or exchange of the Units.


                          REGISTRATION AND SETTLEMENT

DTC

     If so specified in an applicable Prospectus Supplement, all or any portion of the Securities of a series may be issued in book-entry form represented by one or more global Securities in registered form (each, a "Global Security"). Unless otherwise specified in such Prospectus Supplement, each such Global Security will be held through The Depository Trust Company ("DTC"), as depositary, and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. is expected to be the holder of record of the Securities.

     Under the book-entry system of DTC, purchases of Securities of a series represented by a Global Security must be made by or through persons that have accounts with DTC ("DTC Participants") or persons that may hold interests through DTC Participants ("Indirect Participants"). Upon the issuance and deposit of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Securities represented by such Global Security to the accounts of DTC Participants. The accounts to be credited will be designated by the underwriters or agents of such Securities (or by the Corporation, if such Securities are offered and sold directly by the Corporation). The ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of Indirect Participants) and Indirect Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered holder of a Global Security, DTC or its nominee, as applicable, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture, Warrant Agreement or Unit Agreement. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Securities registered in their names, will not receive or be entitled to receive physical delivery of such Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture, Warrant Agreement or Unit Agreement. Accordingly, in order to exercise any rights of a holder of the Securities under the applicable Indenture, Warrant Agreement or Unit Agreement, each person owning a beneficial interest in the Global Security representing such Securities must rely on the procedures of DTC or, if such person is not a DTC Participant, on the procedures of the DTC Participant and, if applicable, the Indirect Participant, through which such person owns its interest.

     So long as DTC or its nominee is the registered holder of a Global Security, Securities of the series represented by such Global Security will trade in DTC's Same Day Fund Settlement System, and secondary market trading activity in such Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such Securities.

     Except as otherwise provided herein, DTC or its nominee, as applicable, as the registered holder of a Global Security shall be the only person entitled to receive payments from the Corporation with respect to Securities of the series represented by such Global Security. Accordingly, payments of principal of (and premium, if any, on) and any interest on individual Debt Securities, and any payments to holders with respect to Warrants or Units of the series represented by such a Global Security will be made by the Corporation only to DTC or its nominee, as applicable. DTC has advised the Corporation that it is DTC's practice to credit DTC Participants' accounts on the payment date in accordance with their respective holdings with respect to a Global Security as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by DTC Participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held in "street name." Such instructions will be the responsibility of such DTC Participant and not of DTC, the Corporation or any underwriter or agent for the Securities of the series represented by such Global Security, subject to any statutory or regulatory requirements as may be in effect from time to time. The Corporation will in every case be discharged by payment to, or to the order of, DTC or its nominee, as applicable, as the registered holder of such Global Security, of the amount so paid. Each of the persons shown in the records of DTC or its nominee as an owner of a beneficial interest in such Global Security must look solely to DTC or its nominee, as the case may be, for its share of any such payment so made by the Corporation. Neither the Corporation, the Trustees, the Warrant Agents, the Unit Agents or any other agent of the Corporation, agent of the Trustees or agent of the Warrant Agents or Unit Agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security representing such Securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     DTC has advised the Corporation as follows: DTC is a limited-purpose trust company organized under New York law, a "banking organization" within the meaning of New York law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC was created to hold securities deposited by DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct Participants in DTC include securities brokers and dealers, banks (including certain subsidiaries of the Corporation), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) have ownership interests in DTC. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD. Access to DTC's book-entry system is also available to Indirect Participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. The rules applicable to DTC and DTC Participants are on file with the Commission.

     To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of securities deposited with it; DTC's records reflect only the identity of the DTC Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants, and by DTC Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to securities held by DTC. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those DTC Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     DTC can act only on behalf of DTC Participants, who in turn act on behalf of Indirect Participants. Owners of beneficial interests in a Global Security that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of such interests may do so only through DTC Participants and Indirect Participants. In addition, the ability of owners of beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system may be limited due to the lack of certificates for the Debt Securities of the series represented by such Global Security.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among DTC Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

     If DTC is at any time unwilling, unable or ineligible to continue as a depositary with respect to Securities of a particular series and a successor depositary is not appointed by the Corporation within 90 days, the Corporation will issue Securities of the series in certificated form in exchange for beneficial interests in the Global Security representing such Securities. In addition, the Corporation may at any time determine not to have Securities of a series represented by Global Securities and, in such event, will issue Securities of the series in certificated form in exchange for beneficial interests in the Global Security representing such Securities. Any Securities issued in certificated form in exchange for such beneficial interests in the Global Security will be registered in such name or names as DTC shall instruct the relevant Trustee, Warrant Agent, Unit Agent or other relevant agent of the Corporation, the Trustees, the Warrant Agents or the Unit Agents. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in such Global Security.


Cedel Bank and Euroclear

     If so specified in the applicable Prospectus Supplement, Securities of a series to be issued in book-entry form and to be sold or traded outside the United States may be represented by one or more Global Securities held through Cedel Bank, societe anonyme ("Cedel Bank") or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (the "Euroclear Operator" or "Euroclear"). Cedel

Bank and Euroclear will hold omnibus positions on behalf of Cedel Bank Participants and Euroclear Participants (each as defined herein), respectively, on the books of their respective depositaries (each, a "Depositary"), which in turn will hold such positions in customers' securities accounts in the Depositaries' names on the books of DTC.

     Transfers between Cedel Bank Participants and Euroclear Participants will occur in the ordinary way in accordance with their applicable rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedel Bank Participants or Euroclear Participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

     Because of time-zone differences, credits for securities in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, and will be dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Cedel Bank Participant or Euroclear Participant on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of securities by or through a Cedel Bank Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in DTC.

     Cedel Bank is incorporated under the laws of Luxembourg as a professional depository. Cedel Bank holds securities for its participating organizations ("Cedel Bank Participants") and facilitates the clearance and settlement of securities transactions between Cedel Bank Participants through electronic book-entry changes in accounts of Cedel Bank Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Cedel Bank in any of 28 currencies, including United States dollars. Cedel Bank provides to its Cedel Bank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depository, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Bank Participants consist of recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or agents with respect to a particular series of Securities. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Bank Participant, either directly or indirectly.

     The Euroclear System (the "Euroclear System") was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions now may be settled by Euroclear in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by the Euroclear Operator, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents with respect to a particular series of Securities. Indirect access to the

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Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Brussels branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relations with persons holding through Euroclear Participants.

     Distributions with respect to Securities of a series held through Cedel Bank or Euroclear will be credited to the cash accounts of Cedel Bank Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its respective Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. The applicable Prospectus Supplement with respect to a series of Debt Securities held through Cedel Bank or Euroclear will set forth certain income tax consequences to foreign investors. Cedel Bank or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of Securities under the applicable Indenture, Warrant Agreement or Unit Agreement on behalf of a Cedel Bank Participant or a Euroclear Participant only in accordance with its relevant rules and procedures and subject to its respective Depositary's ability to effect such actions on its behalf through DTC.

     Although Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of applicable Securities among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.


                                 LEGAL OPINIONS

     The legality of the Securities will be passed upon for the Corporation by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, and for the underwriters or agents by Stroock & Stroock & Lavan LLP, New York, New York. As of the date of this Prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P. beneficially own approximately 160,000 shares of the Corporation's Common Stock.


                                    EXPERTS

     The consolidated financial statements of the Corporation incorporated in this Prospectus by reference to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 and the Corporation's Current Report on Form 8-K filed April 16, 1998, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of BankAmerica Corporation at December 31, 1997 and 1996, and for the three years ended December 31, 1997, incorporated herein by reference from the Corporation's Current Report on Form 8-K filed on April 17, 1998 (as amended by Form 8-K/A-1 filed April 24, 1998 and Form 8-K/A-2 filed May 18, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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You should rely only on the information incorporated by reference or provided in this prospectus supplement, the attached prospectus and the related pricing supplement. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the attached prospectus or the related pricing supplement is accurate as of any date other than the date on the front of the applicable document.

Affiliates of the Corporation, including NationsBanc Montgomery Securities LLC, will deliver this prospectus supplement, the attached prospectus and the related pricing supplement for offers and sales in the secondary market.

(Logo of BankAmerica appears here)



$5,000,000,000



                          Medium-Term Notes, Series H




                      -----------------------------------
                             PROSPECTUS SUPPLEMENT

                      -----------------------------------
                     NationsBanc Montgomery Securities LLC

                            Bear, Stearns & Co. Inc.

                                Lehman Brothers

                              Merrill Lynch & Co.

                             Salomon Smith Barney







                               November 16, 1998

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